                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                  Public Service Enterprise Group Incorporated
              --------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

              --------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
  Item 22(a)(2) of Schedule 14A.

  [_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

  [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
  11.

(1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

(5) Total fee paid:
--------------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
-------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:
-------------------------------------------------------------------------------

(3) Filing Party:
-------------------------------------------------------------------------------

(4) Date Filed:
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

[LOGO]PSEG
PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
80 PARK PLAZA, P.O. BOX 1171, NEWARK, NEW JERSEY 07101-1171
-------------------------------------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 16, 1996

                                      AND

                                PROXY STATEMENT

TO THE STOCKHOLDERS OF PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED:

  Notice Is Hereby Given that the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated will be held at Newark Symphony Hall, 1020 Broad Street, Newark, New Jersey, on April 16, 1996, at 2:00 P.M., for the following purposes:

  1. To elect three members of Class III of the Board of Directors to hold office until the Annual Meeting of Stockholders in 1999 and one member of Class I to hold office until the Annual Meeting of Stockholders in 1997, in each case until their respective successors are elected and qualified;

  2. To consider and act upon the approval of the appointment of Deloitte & Touche LLP as independent auditors for the year 1996; and

  3. To transact such other business as may properly come before said meeting or any adjournment thereof.

  Stockholders entitled to vote at the meeting are the holders of Common Stock of record at the close of business on February 26, 1996.

                                          By order of the Board of Directors,

                                            Edward J. Biggins, Jr.
                                            Secretary

February 28, 1996

  YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY FORM PROMPTLY.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INTRODUCTION..............................................................     1
VOTING SECURITIES.........................................................     1
BOARD OF DIRECTORS........................................................     2
COMMITTEES OF THE BOARD...................................................     2
ELECTION OF DIRECTORS (Proposal 1)........................................     4
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT............................     8
EXECUTIVE COMPENSATION....................................................     9
  Summary Compensation Table..............................................     9
  Option Grants in Last Fiscal Year (1995)................................    10
  Aggregated Option Exercises in Last Fiscal Year (1995) and
   Fiscal Year-End Option Values (12/31/95)...............................    11
  Employment Contracts and Arrangements...................................    11
  Compensation Committee Interlocks and Insider Participation.............    11
  Compensation of Directors and Certain Business Relationships............    12
  Compensation Pursuant to Pension Plans..................................    12
ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION..    13
PERFORMANCE GRAPH.........................................................    16
APPOINTMENT OF INDEPENDENT AUDITORS (Proposal 2)..........................    16
LEGAL PROCEEDING..........................................................    17
DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS..............................    17
MISCELLANEOUS.............................................................    17
APPENDIX: FINANCIAL STATEMENTS............................................   A-1
 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS...........................................................   A-1
 FINANCIAL STATEMENT RESPONSIBILITY.......................................  A-13
 INDEPENDENT AUDITORS' REPORT.............................................  A-14
 CONSOLIDATED STATEMENTS OF INCOME........................................  A-15
 CONSOLIDATED BALANCE SHEETS..............................................  A-16
 CONSOLIDATED STATEMENTS OF CASH FLOWS....................................  A-18
 CONSOLIDATED STATEMENTS OF RETAINED EARNINGS.............................  A-19
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................  A-20

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation of proxies by Public Service Enterprise Group Incorporated (Enterprise) on behalf of its Board of Directors to be voted at the 1996 Annual Meeting of Stockholders of Enterprise. Enterprise is a public utility holding company that owns directly two subsidiaries: its principal subsidiary, Public Service Electric and Gas Company (PSE&G), which is an operating electric and gas utility; and Enterprise Diversified Holdings Incorporated (EDHI), which directly owns the non-utility businesses of Enterprise. The complete mailing address of the principal executive offices of Enterprise is 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171, telephone (201) 430-7000. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to security holders was March 7, 1996.

  Every vote is important. Accordingly, each stockholder is urged to date, sign and return the accompanying proxy form whether or not he or she plans to attend the meeting. When a proxy form is returned properly dated and signed, the shares represented thereby will be voted by the persons named as proxies in accordance with each stockholder's directions. Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy form. If a proxy form is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors.

  A proxy given in the form which accompanies this Proxy Statement is revocable. However, by law, the presence at the Annual Meeting of a stockholder who has given such a proxy will not revoke the proxy, unless the stockholder files a written notice of such revocation with the Secretary of Enterprise prior to the voting of the proxies at the meeting, or the stockholder votes the shares subject to the proxy by written ballot.

  Included in the Appendix to this Proxy Statement are the 1995 Financial Statements of Enterprise, along with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Independent Auditors' Report. In prior years, such information had been included in Enterprise's Annual Report to Stockholders.

                               VOTING SECURITIES

  Holders of record of the 244,697,930 shares of Common Stock of Enterprise outstanding at the close of business on February 26, 1996 will have one vote per share. The holders of Common Stock entitled to cast a majority of the votes at the meeting, present in person or represented by proxy, will constitute a quorum. All votes cast by proxy or in person will be counted. Abstentions and broker non-votes will not be counted.

  The accompanying proxy includes any shares registered in the name listed thereon in the Enterprise Dividend Reinvestment and Stock Purchase Plan and the Enterprise Employee Stock Purchase Plan.

  Participants in the PSE&G Thrift and Tax Deferred Savings Plan or PSE&G Employee Savings Plan will receive a separate direction card from each plan's trustee for shares that have been allocated to their accounts under the Enterprise Common Stock Fund D and their ESOP Accounts. The trustee will vote the shares of Enterprise Common Stock beneficially owned by the participant under the respective plan in accordance with such participant's instructions.

  Stockholders are entitled to cumulative voting in the election of directors. This means that stockholders may cast with respect to the class to be elected a number of votes equal to the number of votes to which their shares are entitled, multiplied by the number of directors to be elected in that class. The votes may be cast for the election of one nominee or may be distributed among as many nominees in that class as desired.

                              BOARD OF DIRECTORS

  Management of Enterprise is under the general direction of the Board of Directors. The Board is divided into three classes of as nearly equal numbers of directors as possible. As a result of this classification of directors, one class of directors is elected each year for a three-year term. Directors whose terms expire are eligible for renomination and will be considered by the Nominating Committee in accordance with its customary standards, subject to the retirement policy for directors mentioned below.

  The present terms of the three directors included in Class III of the Board of Directors, T. J. Dermot Dunphy, Raymond V. Gilmartin and Josh S. Weston, expire at the 1996 Annual Meeting. Messrs. Dunphy, Gilmartin and Weston have each been nominated to serve as a director in Class III for a new three-year term, which will expire at the 1999 Annual Meeting.

  In addition, the term of Forrest J. Remick, who was initially elected a director by the Board of Directors effective May 16, 1995, will expire at the 1996 Annual Meeting. Dr. Remick has been nominated to serve as a director in Class I, for a one-year term, which will expire at the 1997 Annual Meeting.

  Therefore, at this year's meeting directors will be elected to fill three positions in Class III to serve until the 1999 Annual Meeting and one position in Class I to serve until the 1997 Annual Meeting, in each case until their respective successors are elected and qualified. All the nominees, except Dr. Remick, were elected to their present terms by the stockholders. The present term of Class I of the Board of Directors expires at the 1997 Annual Meeting, and the present term of Class II expires at the 1998 Annual Meeting. Other than Dr. Remick, directors in Class I and Class II will not be elected at the 1996 Annual Meeting.

  The By-Laws of Enterprise currently provide that the Board of Directors shall consist of not less than 3 nor more than 16 directors as shall be fixed from time to time by the Board. The number of directors is now fixed at 11.

  The Board of Directors of Enterprise holds regular monthly meetings, except in August, and meets on other occasions when circumstances require. The Board met 12 times in 1995, and, on average, the meetings lasted approximately two hours. Directors spend additional time preparing for Board and committee meetings they attend and they are called upon for counsel between meetings. In addition, each director serves on the Board of Directors of either PSE&G or EDHI, except for Mr. Ferland, who serves on the Boards of both. The PSE&G Board met 11 times and the EDHI Board met 9 times in 1995. Committee membership and membership on the PSE&G and EDHI Boards are shown in the biographies under "Election of Directors".

  Under the retirement policy for directors, directors who have never been employees of the Enterprise group of companies and directors who are former chief executive officers of Enterprise may not serve as directors beyond the Annual Meeting of Stockholders following their seventieth birthday. Directors who are former employees, other than chief executive officers, may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the Enterprise group of companies.

                            COMMITTEES OF THE BOARD

  The committees of the Enterprise Board and their principal functions are as follows:

 Audit Committee

  Makes recommendations to the Board of Directors regarding the selection of independent auditors. Reviews independence of independent auditors, services provided by them, their fees and peer review reports of their performance. Reviews annual audit reports of both independent and internal auditors. Reviews planned scope of future audits. Ascertains implementation of auditors' recommendations. Reviews internal auditing procedures and internal accounting controls. Reviews adequacy and implementation of policies and practices relating to accounting, financial reporting, internal auditing, operating controls, compliance and business ethics. Meets periodically with management as well as with representatives of the independent and internal auditors. The Committee held five meetings in 1995.

 Executive Committee

  Except as otherwise provided by law, has and may exercise all the authority of the Board of Directors when the Board is not in session. This Committee meets only on call and did not meet during 1995.

 Finance Committee

  Considers financial policies, or changes therein, before presentation to the Board of Directors. Periodically reviews financial planning. Makes recommendations to the Board of Directors regarding the issuance and sale of securities. Oversees funding of the pension plan of PSE&G. The Committee held three meetings in 1995.

 Nominating Committee

  Makes recommendations to the Board of Directors with respect to nominations for the Board. Studies and makes recommendations concerning the size and composition of the Board of Directors, including policies relating to the retirement of directors. The Committee met two times in 1995.

  The Nominating Committee will consider stockholders' recommendations for nominees for election to the Board of Directors. Such recommendations must be submitted in writing to Edward J. Biggins, Jr., Secretary, T4B, Public Service Enterprise Group Incorporated, 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171. Nominations must be accompanied by the written consent of any such person to serve if nominated and elected and by biographical material to permit evaluation of the individual recommended. In addition, the By-Laws of Enterprise require that shareholder nominations must be submitted at least 90 days in advance of an Annual Meeting.

  The Committee seeks candidates with an attained position of leadership in their field of endeavor, breadth of experience, and sound business judgment. It is the policy of the Board of Directors that a person who is not an employee of Enterprise shall not be recommended initially to the stockholders for election as a director unless it appears that, consistent with the retirement policy for directors referred to above, such person would be available to serve as a director for at least five years.

 Nuclear Committee

  Established in February 1995 to provide an independent basis for evaluating the safety and effectiveness of the nuclear operations of PSE&G. Specific attention is provided to evaluation of overall management attention to nuclear safety, regulatory issues and other evaluations of nuclear operations, and to improvement in operations. The Committee met eight times in 1995.

 Organization and Compensation Committee

  Studies and makes recommendations to the Board of Directors concerning organization in general and compensation for certain executives. Administers the compensation program for executive officers. Makes comparative studies and reports to the Board of Directors with respect to compensation for directors who are not officers. Reviews and makes recommendations to the Board of Directors with respect to certain benefit plans for directors and officers. Administers certain benefit plans for directors and officers. The Committee held four meetings in 1995.

PROPOSAL 1

                             ELECTION OF DIRECTORS

  At the 1996 Annual Meeting of Stockholders, three members of Class III of the Board of Directors are to be elected to hold office until the Annual Meeting of Stockholders in 1999, and one member of Class I of the Board of Directors is to be elected to hold office until the Annual Meeting of Stockholders in 1997, in each case until their respective successors are elected and qualified.

  The nominees listed below were selected by the Board of Directors of Enterprise upon the recommendation of the Nominating Committee. Proxies in the accompanying form will be voted for these nominees, unless authority to vote for one or more of them shall have been withheld by so marking the enclosed proxy.

  If at the time of the meeting any of the nominees listed below should be unable to serve, which is not anticipated, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees, unless the number of directors constituting a full board is reduced.

  There is shown as to each nominee, and as to each director whose term of office will continue after the 1996 Annual Meeting, the period of service as a director of Enterprise (and PSE&G prior to the formation of Enterprise), age as of the date of the Annual Meeting, present committee memberships, business experience during the last five years and other present directorships. Beneficial ownership of Enterprise Common Stock is shown under Security Ownership of Directors and Management. During 1995, each nominee and each director attended more than 75% of the aggregate number of Board meetings and committee meetings on which he or she served, with the exception of Ernest H. Drew, who attended 68%.

                       NOMINEES FOR ELECTION AS DIRECTOR

                CLASS III -- NOMINEES FOR TERMS EXPIRING IN 1999


  T. J. Dermot Dunphy has been a director since 1980. Age 64.
Chairman of Finance Committee and member of Audit Committee
and Organization and Compensation Committee. Director of
Enterprise's subsidiary, EDHI. Has been President and Chief
Executive Officer of Sealed Air Corporation, Saddle Brook, New
Jersey (manufactures protective packaging products and
systems), since 1971. Director of Sealed Air Corporation, UJB      [PHOTO OF]
Financial Corp. and United Jersey Bank.
                                                                  T. J. Dermot
                                                                     Dunphy

  Raymond V. Gilmartin has been a director since 1993. Age 55.
Chairman of Nominating Committee and member of Finance
Committee and Organization and Compensation Committee.
Director of Enterprise's subsidiary, PSE&G. Has been Chairman of the Board, President and Chief Executive Officer of Merck &
Co., Inc., Whitehouse, New Jersey (discovers, develops,
produces and markets human and animal health products) since
November 1994. Was President and Chief Executive Officer of
Merck & Co., Inc. from June 1994 to November 1994. Was
Chairman of the Board, President and Chief Executive Officer
of Becton Dickinson and Company from November 1992 to June
1994 and President and Chief Executive Officer of Becton
Dickinson and Company from February 1989 to November 1992.
Director of Merck & Co., Inc. and Providian Corporation.           [PHOTO OF]

                                                                   Raymond V.
                                                                    Gilmartin


  Josh S. Weston has been a director since 1984. Age 67.
Member of Executive Committee, Nuclear Committee and
Organization and Compensation Committee. Director of
Enterprise's subsidiary, EDHI. Has been Chairman of the Board and Chief Executive Officer of Automatic Data Processing Inc.,
Roseland, New Jersey since April 1986. Director of Automatic
Data Processing Inc., Olsten Corporation and Shared Medical        [PHOTO OF]
Systems Corporation.
                                                                     Josh S.
                                                                     Weston

                               ----------------

                   CLASS I--NOMINEE FOR TERM EXPIRING IN 1997


  Forrest J. Remick has been a director since May 1995. Age
65. Chairman of Nuclear Committee and member of Audit
Committee and Nominating Committee. Director of Enterprise's
subsidiary, PSE&G. Has been an engineering consultant since
July 1994. Was Commissioner, United States Nuclear Regulatory
Commission, from December 1989 to June 1994. Was Associate
Vice President-Research and Professor of Nuclear Engineering      [PHOTO OF]
at Pennsylvania State University, from 1985 to 1989.
                                                                   Forrest J.
                                                                     Remick

         DIRECTORS WHOSE TERMS CONTINUE BEYOND THE 1996 ANNUAL MEETING
                 AND WHO ARE NOT SUBJECT TO ELECTION THIS YEAR

                 CLASS I--DIRECTORS WHOSE TERMS EXPIRE IN 1997


                  Lawrence R. Codey has been a director since 1991. Age 51.
                Member of Executive Committee and Finance Committee. Has been
                President and Chief Operating Officer of PSE&G since September
                1991. Was Senior Vice President-Electric of PSE&G from January
                1989 to September 1991. Director of Enterprise's subsidiary,
                PSE&G. Director of Sealed Air Corporation, The Trust Company
 [PHOTO OF]     of New Jersey, United Water Resources Inc. and Blue Cross &
                Blue Shield of New Jersey.
 Lawrence R.
    Codey


                  Ernest H. Drew has been a director since 1993. Age 59.
                Member of Executive Committee, Audit Committee and Finance
                Committee. Director of Enterprise's subsidiary, EDHI. Has been a Member, Board of Management, Hoechst AG, Frankfurt, Germany
                (manufactures pharmaceuticals, chemicals, fibers, film,
                specialties and advanced materials) since January 1995. Was
                Chairman of the Board and Chief Executive Officer of Hoechst
                Celanese Corporation, Somerville, New Jersey from May 1994 until January 1995, and President and Chief Executive Officer
 [PHOTO OF]     from January 1988 until May 1994. Director of Thomas & Betts
                Corporation.
  Ernest H.
    Drew


                  James C. Pitney has been a director since 1979. Age 69.
                Member of Executive Committee, Audit Committee, Finance
                Committee and Nominating Committee. Director of Enterprise's
                subsidiary, PSE&G. Has been a partner in the law firm of
                Pitney, Hardin, Kipp & Szuch, Morristown, New Jersey, since
 [PHOTO OF]     1958. Director of Tri-Continental Corporation, sixteen funds of the Seligman family of funds and Seligman Quality, Inc.
  James C.
   Pitney

         DIRECTORS WHOSE TERMS CONTINUE BEYOND THE 1996 ANNUAL MEETING
                 AND WHO ARE NOT SUBJECT TO ELECTION THIS YEAR

                 CLASS II--DIRECTORS WHOSE TERMS EXPIRE IN 1998


  E. James Ferland has been a director since 1986, and
Chairman of the Board, President and Chief Executive Officer
of Enterprise since July 1986, Chairman of the Board and Chief
Executive Officer of PSE&G since September 1991, and Chairman of the Board and Chief Executive Officer of EDHI since June
1989. Age 54. Chairman of Executive Committee. President of
PSE&G from July 1986 to September 1991. Director of
Enterprise's subsidiaries PSE&G and EDHI and EDHI's principal
subsidiaries. Director of Foster Wheeler Corporation and The       [PHOTO OF]
Hartford Steam Boiler Inspection and Insurance Company.
                                                                    E. James
                                                                     Ferland


  Irwin Lerner has been a director since 1981. Age 65.
Chairman of Organization and Compensation Committee and member of Audit Committee, Finance Committee and Nuclear Committee.
Director of Enterprise's subsidiary, PSE&G. Was Chairman,
Board of Directors and Executive Committee from January 1993 to September 1993 and President and Chief Executive Officer
from 1980 to December 1992 of Hoffmann-La Roche Inc., Nutley,
New Jersey (prescription pharmaceuticals, vitamins and fine
chemicals, and diagnostic products and services). Director of      [PHOTO OF]
Humana Inc., Sequana Therapeutics, Inc. and Medarex Inc.
                                                                  Irwin Lerner


  Marilyn M. Pfaltz has been a director since 1980. Age 63.
Chairman of Audit Committee and member of Nominating Committee and Organization and Compensation Committee. Director of
Enterprise's subsidiary, EDHI. Has been a partner of P and R
Associates, Summit, New Jersey (communication specialists),        [PHOTO OF]
since 1968. Trustee of New Jersey Automobile Club (AAA).
                                                                   Marilyn M.
                                                                     Pfaltz


  Richard J. Swift has been a director since 1994. Age 51.
Member of Finance Committee, Nominating Committee and Nuclear
Committee. Director of Enterprise's subsidiary, EDHI. Has been
Chairman of the Board, President and Chief Executive Officer
of Foster Wheeler Corporation, Clinton, New Jersey (provides design, engineering, construction, manufacturing, management, plant operations and environmental services) since May 1994.
Was President and Chief Operating Officer of Foster Wheeler
Corporation from December 1992 to May 1994, Executive Vice
President from April 1992 to December 1992 and Chief Executive
Officer and Group Executive of Power Systems Group of Foster
Wheeler Corporation from September 1989 to April 1992.
Director of Foster Wheeler Corporation and Ingersoll-Rand         [PHOTO OF]
Company.
                                                                   Richard J.
                                                                      Swift

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

  The following table sets forth, as of February 26, 1996, beneficial ownership of Enterprise Common Stock, including options, by the directors and executive officers named in the table appearing under Executive Compensation. None of these amounts exceeds 1% of the Common Stock outstanding.

                                                          AMOUNT AND NATURE
         NAME                                          OF BENEFICIAL OWNERSHIP
         ----                                          -----------------------
     Lawrence R. Codey................................          21,611(/1/)
     Ernest H. Drew...................................           2,347
     T. J. Dermot Dunphy..............................          35,741
     Leon R. Eliason..................................           8,600(/2/)
     E. James Ferland.................................          63,479(/3/)
     Raymond V. Gilmartin.............................           2,347
     Irwin Lerner.....................................           8,071
     Robert C. Murray.................................          13,752(/4/)
     Marilyn M. Pfaltz................................           5,644
     Forrest J. Remick................................             676
     James C. Pitney..................................           8,864
     Richard J. Swift.................................           1,507
     Paul H. Way......................................          21,015(/5/)
     Josh S. Weston...................................           7,393
     All directors and executive officers as a group
      (18)............................................         146,528(/6/)

-------------------------------------------------------------------------------
(1) Includes options to purchase 9,000 additional shares, 700 of which are currently exercisable.
(2) Includes options to purchase 6,800 additional shares, none of which are currently exercisable.
(3) Includes the equivalent of 9,432 shares held under Thrift and Tax-Deferred Savings Plan. Includes options to purchase 17,700 additional shares, none of which are currently exercisable.
(4) Includes the equivalent of 752 shares held under Thrift and Tax-Deferred Savings Plan. Includes options to purchase 5,800 additional shares, none of which are currently exercisable.
(5) Includes the equivalent of 1,283 shares held under Thrift and Tax-Deferred Savings Plan. Includes options to purchase 10,500 additional shares, 3,100 of which are currently exercisable.
(6) Includes the equivalent of 12,132 shares held under Thrift and Tax-Deferred Savings Plan. Includes options to purchase 68,400 additional shares, 8,000 of which are currently exercisable.

                            EXECUTIVE COMPENSATION

  The following table sets forth compensation paid or awarded to the Chief Executive Officer (CEO) and the four most highly compensated executive officers of Enterprise as of December 31, 1995 for all services rendered to Enterprise and its subsidiaries and affiliates during each year indicated.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                 COMPENSATION
                                                               -----------------
                                   ANNUAL COMPENSATION          AWARDS  PAYOUTS
                                  ---------------------        -------- --------
                                          BONUS/ANNUAL                    LTIP    ALL OTHER
                                  SALARY    INCENTIVE          OPTIONS  PAYOUTS  COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)   AWARD($)(/1/)        (#)(/2/) ($)(/3/)   ($)(/4/)
---------------------------  ---- ------- -------------        -------- -------- ------------
E. James Ferland.........    1995 682,377      (/5/)            5,800   246,288     8,681
 Chairman of the Board,
  President and              1994 652,492    251,383            5,400   127,140     5,628
 CEO of Enterprise           1993 622,606    265,316            5,800    28,072     7,678
Lawrence R. Codey........    1995 418,392      (/5/)            2,800   118,746     5,756
 President and Chief
  Operating Officer          1994 398,468    129,276            2,500    48,900     5,351
 of PSE&G                    1993 378,545    109,585            2,800     9,570     6,981
Paul H. Way..............    1995 328,829      (/5/)            2,500    70,368     4,478
 President and Chief
  Operating Officer          1994 308,813    110,285            2,300    39,120     4,359
 of EDHI                     1993 280,691     89,603            2,500         0     6,468
Leon R. Eliason..........    1995 323,755    165,000(/5/)(/6/)  5,500    26,388     3,242
 President--Nuclear
  Business Unit and          1994  74,713          0              600         0         0
 Chief Nuclear Officer of
  PSE&G(/7/)                 1993       0          0                0         0         0
Robert C. Murray.........    1995 318,775     25,000(/5/)(/8/)  2,000    70,368     5,169
 Vice President and Chief
  Financial                  1994 303,832    152,621(/8/)       1,800    26,895     4,944
 Officer of Enterprise       1993 271,697    154,032(/8/)       2,000     3,190     7,264

--------
(1) Amount awarded in given year was earned under Management Incentive Compensation Plan (MICP) and determined in following year with respect to the given year based on individual performance and financial and operating performance of Enterprise and PSE&G, including comparison to other companies. Award is accounted for as market-priced phantom stock with dividend reinvestment at 95% of market price, with payment made over three years beginning in second year following grant.
(2) Granted under Long-Term Incentive Plan (LTIP) in tandem with equal number of performance units and dividend equivalents which may provide cash payments, dependent upon future financial performance of Enterprise in comparison to other companies and dividend payments by Enterprise, to assist officers in exercising options granted. The grant is made at the beginning of a three-year performance period and cash payment of the value of such performance units and dividend equivalents is made following such period in proportion to the options, if any, exercised at such time.
(3) Amount paid in proportion to options exercised, if any, based on value of previously granted performance units and dividend equivalents, each as measured during three-year period ending the year prior to the year in which payment is made.
(4) Includes employer contribution to Thrift and Tax-Deferred Savings Plan and value of 5% discount on phantom stock dividend reinvestment under MICP:

                    FERLAND       CODEY         WAY       ELIASON     MURRAY
                  ------------ ------------ ----------- ----------- -----------
                  THRIFT MICP  THRIFT MICP  THRIFT MICP THRIFT MICP THRIFT MICP
                  ------ ----- ------ ----- ------ ---- ------ ---- ------ ----
                   ($)    ($)   ($)    ($)   ($)   ($)   ($)   ($)   ($)   ($)
   1995.......... 3,752  2,383 4,502  1,254 3,750  728  1,795    0  4,502  667
   1994.......... 3,751  1,877 4,197  1,154 3,753  606      0    0  4,504  440
   1993.......... 5,900  1,778 5,896  1,085 5,899  569      0    0  7,078  186

  In addition, for Mr. Ferland and Mr. Eliason, 1995 amounts include $2,546 and $1,447, respectively, representing interest on compensation deferred under PSE&G's Deferred Compensation Plan in excess of 120% of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code. Under PSE&G's Deferred Compensation Plan, interest is paid at prime rate plus 1/2%, adjusted quarterly.
(5) The 1995 MICP award amount has not yet been determined. The target award is 40% of salary for Mr. Ferland, 30% for Messrs. Codey, Eliason and Way and 25% for Mr. Murray. The target award is adjusted as described in the Organization and Compensation Committee Report on Executive Compensation.
(6) Amount paid pursuant to Mr. Eliason's employment agreement.
(7) Mr. Eliason commenced employment September 26, 1994.
(8) 1995 amount paid pursuant to Mr. Murray's employment agreement. 1994 and 1993 amounts include $50,000 and $75,000, respectively, paid pursuant to Mr. Murray's employment agreement.

                   OPTION GRANTS IN LAST FISCAL YEAR (1995)

                                       INDIVIDUAL GRANTS
                         ----------------------------------------------
                                                                         POTENTIAL REALIZABLE
                           NUMBER                                       VALUE AT ASSUMED ANNUAL
                             OF      % OF TOTAL                          RATES OF STOCK PRICE
                         SECURITIES   OPTIONS                           APPRECIATION FOR OPTION
                         UNDERLYING  GRANTED TO  EXERCISE OR                    TERM(2)
                          OPTIONS   EMPLOYEES IN BASE PRICE  EXPIRATION -------------------------
          NAME           GRANTED(1) FISCAL YEAR    ($/SH)       DATE    0%($)   5%($)    10%($)
          ----           ---------- ------------ ----------- ---------- --------------- ---------
E. James Ferland........   5,800        16.6       26.625     1/04/05        0   97,117   246,114
Lawrence R. Codey.......   2,800         8.0       26.625     1/04/05        0   46,884   118,874
Paul H. Way.............   2,500         7.1       26.625     1/04/05        0   41,861   106,083
Leon R. Eliason.........   2,500                   26.625     1/04/05        0   41,861   106,083
                           1,800        15.7       31.375     1/04/05        0   35,517    90,007
                           1,200                   30.500     1/04/05        0   23,018    58,331
Robert C. Murray........   2,000         5.7       26.625     1/04/05        0   33,489    84,867

--------
(1) Granted under LTIP in tandem with equal number of performance units and dividend equivalents which may provide cash payments, dependent on future financial performance of Enterprise in comparison to other companies and dividend payments by Enterprise, to assist individuals in exercising options, with exercisability commencing January 1, 1998, except with respect to Mr. Eliason, for whom exercisabilty commences January 1, 1996, 1997 and 1998, respectively, for each of his three grants. Cash payment is made, based on the value, if any, of performance units awarded and dividend equivalents accrued, if any, as measured during the three-year period ending the year prior to the year in which payment, if any, is made, only if the specified performance level is achieved, dividend equivalents have accrued and options are exercised.
(2) All options reported have a ten-year term, as noted. Amounts shown represent hypothetical future values at such term based upon hypothetical price appreciation of Enterprise Common Stock and may not necessarily be realized. Actual values which may be realized, if any, upon any exercise of such options, will be based on the market price of Enterprise Common Stock at the time of any such exercise and thus are dependent upon future performance of Enterprise Common Stock.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (1995) AND FISCAL YEAR-END
                           OPTION VALUES (12/31/95)

                                                                          VALUE OF UNEXERCISED
                                                NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
                           SHARES             OPTIONS AT FY-END (#)(1)       AT FY-END($)(3)
                          ACQUIRED    VALUE   ------------------------- -------------------------
                         ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          NAME             (#)(1)     ($)(2)      (#)          (#)          ($)          ($)
          ----           ----------- -------- ----------- ------------- ----------- -------------
E. James Ferland........    5,600        0           0       17,000            0       23,925
Lawrence R. Codey.......    2,700        0         700        8,100        4,463       11,550
Paul H. Way.............    1,600        0       3,100        7,300       12,063       10,225
Leon R. Eliason.........      600       72           0        5,500            0       10,150
Robert C. Murray........    1,600      192           0        5,800            0        8,250

--------
(1) Does not reflect any options granted and/or exercised after year-end (12/31/95). The net effect of any such grants and exercises is reflected in the table appearing under Security Ownership of Directors and Management.
(2) Represents difference between exercise price and market price of Enterprise Common Stock on date of exercise.
(3) Represents difference between market price of Enterprise Common Stock and the respective exercise prices of the options at fiscal year-end (12/31/95). Such amounts may not necessarily be realized. Actual values which may be realized, if any, upon any exercise of such options will be based on the market price of Enterprise Common Stock at the time of any such exercise and thus are dependent upon future performance of Enterprise Common Stock.

EMPLOYMENT CONTRACTS AND ARRANGEMENTS

  Employment agreements were entered into with Messrs. Ferland, Way, Eliason and Murray at the time of their employment. For Messrs. Ferland and Way, the remaining applicable provisions of these agreements provide for additional credited service for pension purposes in the amount of 22 years and 15 years, respectively. The principal remaining applicable terms of the agreement with Mr. Eliason provide for payment of severance in the amount of one year's salary, if discharged without cause during his first five years of employment, which began in September 1994, for lump sum cash payments of $100,000 in 1996, $65,000 in 1997 and $35,000 in 1998 to align Mr. Eliason with MICP payments for other executive officers, and additional years of credited service for pension purposes for allied work experience of 19 years after completion of three years of service, and up to 29 years after completion of ten years of service. The principal remaining applicable terms of the agreement with Mr. Murray provide for payment of severance in the amount of one year's salary, if discharged without cause during his first five years of employment, which began in January 1992, and additional years of credited service for pension purposes for allied work experience of five years after completion of five years of service, and up to fifteen years after completion of ten years of service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1995, each of the following individuals served as a member of the Organization and Compensation Committee: Josh S. Weston, Chairman, T. J. Dermot Dunphy, Raymond V. Gilmartin, Irwin Lerner, Marilyn M. Pfaltz and James
C. Pitney. During 1995, no member of the Organization and Compensation Committee was an officer or employee or a former officer or employee of the Enterprise group of companies. During 1995, Mr. Codey served as a director of Sealed Air Corporation, the President and Chief Executive Officer of which,
T. J. Dermot Dunphy, served as a director and member of the Organization and Compensation Committee of Enterprise during 1995. James C. Pitney, a member of the Organization and Compensation Committee during 1995, is a partner in the law firm of Pitney, Hardin, Kipp & Szuch, which rendered legal services to the Enterprise group of companies during 1995 and is expected to do so in 1996.

COMPENSATION OF DIRECTORS AND CERTAIN BUSINESS RELATIONSHIPS

  A director who is not an officer of Enterprise or its subsidiaries and affiliates is paid an annual retainer of $22,000 and a fee of $1,200 for attendance at any Board or committee meeting, inspection trip, conference or other similar activity relating to Enterprise, PSE&G or EDHI. Fifty percent of the annual retainer is paid in Enterprise Common Stock. No additional retainer is paid for service as a director of PSE&G or EDHI.

  Enterprise also maintains a Stock Plan for Outside Directors pursuant to which directors who are not employees of Enterprise or its subsidiaries receive 300 shares of restricted stock for each year of service as a director. Such shares held by each non-employee director are included in the table above under the heading Security Ownership of Directors and Management. Prior to 1996, Enterprise had maintained a retirement plan for non-employee directors which provided an annual benefit for life equal to the annual Board retainer in effect at the time the director's service terminated if the director retired from the Board after 10 years of service. Participation of all current directors under that plan was terminated December 31, 1995. As of January 1, 1996, current non-employee directors with ten years or more of service received an award of shares of restricted stock equal to the present value of the retirement benefit under this prior retirement plan, while those with less than ten years of service received an award of 300 shares per year of service. The number of shares awarded were as follows: Dr. Drew: 900; Mr. Dunphy:
3,283; Mr. Gilmartin: 900; Mr. Lerner: 3,768; Ms. Pfaltz: 3,055; Mr. Pitney:
5,467; Dr. Remick: 300; Mr. Swift: 300; and Mr. Weston: 4,401. No current director remains eligible to receive a benefit under the prior retirement plan.

  The restrictions on the stock granted under the Stock Plan for Outside Directors provide that the shares are subject to forfeiture if the director leaves service at any time prior to the Annual Meeting of Stockholders following his or her 70th birthday. This restriction would be deemed to have been satisfied if the director's service were terminated if Enterprise were to merge with another corporation and not be the surviving corporation or if the director were to die in office. Enterprise also has the ability to waive these restrictions for good cause shown. Restricted stock may not be sold or otherwise transferred prior to the lapse of the restrictions. Dividends on shares held subject to restrictions are paid directly to the director, and the director has the right to vote the shares.

COMPENSATION PURSUANT TO PENSION PLANS

                              PENSION PLAN TABLE

     AVERAGE                             LENGTH OF SERVICE
     FINAL               ----------------------------------------------------------------------
     COMPENSATION        30 YEARS           35 YEARS           40 YEARS           45 YEARS
     ------------        --------           --------           --------           --------
      $  300,000         $180,000           $195,000           $210,000           $225,000
         400,000          240,000            260,000            280,000            300,000
         500,000          300,000            325,000            350,000            375,000
         600,000          360,000            390,000            420,000            450,000
         700,000          420,000            455,000            490,000            525,000
         800,000          480,000            520,000            560,000            600,000
         900,000          540,000            585,000            630,000            675,000
       1,000,000          600,000            650,000            700,000            750,000

  The above table illustrates annual retirement benefits expressed in terms of single life annuities based on the average final compensation and service shown and retirement at age 65. A person's annual retirement benefit is based upon a percentage that is equal to years of credited service plus 30, but not more than 75%, times average final compensation at the earlier of retirement, attainment of age 65 or death. These amounts are reduced by Social Security benefits and certain retirement benefits from other employers. Pensions in the form of joint and survivor annuities are also available.

  Average final compensation, for purposes of retirement benefits of executive officers, is generally equivalent to the average of the aggregate of the salary and bonus amounts reported in the Summary Compensation Table above under "Annual Compensation" for the five years preceding retirement, not to exceed 120% of the average annual salary for such five year period. Messrs. Ferland, Codey, Way, Eliason and Murray will have accrued approximately 48, 41, 34, 44 and 39 years of credited service, respectively, as of age 65.

                    ORGANIZATION AND COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The compensation program for executive officers of Enterprise, PSE&G and EDHI is administered by the Organization and Compensation Committee of the Board of Directors. During 1995, the Committee consisted solely of non-employee directors, each of whom is named below. Effective February 20, 1996, following the adoption of this report, the Committee membership was adjusted as part of a general rotation of assignments to the various committees of the Board. Irwin Lerner became Chairman, Josh S. Weston remained as a member and James C. Pitney left the Committee. Policies and plans developed by the Committee are approved by the full Board of Directors. Administration of the plans is the responsibility of the Committee.

  The Committee's philosophy on executive compensation is to link compensation to the value and level of performance of the executive. To achieve this linkage the Committee has developed and administers several pay delivery systems designed to focus executive efforts on improving corporate performance. These systems include base salary, an annual incentive plan and a long-term incentive plan. Also included as compensation are a deferred compensation plan, company contributions to a thrift plan and an employee stock purchase plan.

  Base salary levels are reviewed annually using compensation data compiled by outside compensation experts for similar positions and comparable companies. The utilities surveyed include some of, but are not limited to, those included in the Dow Jones Utilities Index. Most of the general industry companies surveyed are included in the S&P 500 Composite Stock Price Index. Each of these indices are shown in the Performance Graph below. For PSE&G positions, market data is reviewed for large electric and gas utilities, as well for general industry, while for EDHI positions, general industry data is taken into consideration. Individual performance of the executive with respect to corporate performance criteria is determined and taken into account when setting salaries against the competitive market data. Such corporate performance criteria include attainment of business unit plans and financial targets as well as individual measures for each executive officer related to such person's area of responsibility. In addition, factors such as leadership ability, managerial skills and other personal aptitudes and attributes are considered. Base salaries for satisfactory performance are targeted at the median of the competitive market.

  For fiscal year 1995, the base salary of E. James Ferland, Chairman of the Board, President and Chief Executive Officer, based on overall performance, was set at a rate which was approximately the median of comparable size utilities and significantly below that of general industry. Since the incentive compensation plans discussed below are based in part upon a percentage of salary, these elements of Mr. Ferland's compensation may be affected by increases in salary. In determining base salary for Mr. Ferland, individual performance in relation to corporate performance factors such as achievement of PSE&G and EDHI business plans, financial results, human resources management, nuclear operations, effectiveness of transition to competitive environment and civic leadership are utilized.

  The Management Incentive Compensation Plans are designed to motivate and reward executives of PSE&G and EDHI for both achievement of individual goals and overall company results. For each year, each individual executive officer has a target incentive award, expressed as a percentage of salary ranging from 16% to 40%, established by the Committee. Each individual target incentive award is multiplied by two components, one reflecting corporate goal results and one reflecting individual goal results. The corporate goals for 1995 and 1994 were based upon a comparison of Enterprise's return on capital compared to the median return on capital of a group of utilities which comprise the Dow Jones Utilities Index and a comparison of PSE&G's change in customer costs for electricity and gas compared to a panel of other utilities.

  The corporate goal is computed by assigning an award factor of between 0 and
1.5 based upon the comparison of return on capital adjusted by adding or subtracting a factor ranging from -0.5 to +0.5 to reflect the electric and gas cost comparison. No award is granted if Enterprise's return on capital falls below a threshold amount which is one percentage point below the median return of the comparison group. A return of one percentage point above the median results in an award factor of 1.5. After applying the corporate goal factor, the resulting amount is further multiplied by an individual factor of between 0 and 1.5, based upon the executive's accomplishment of specific objectives. The criteria utilized with respect to a significant percentage of such individual specific objectives were the attainment of certain corporate performance goals. These corporate factors for 1995 and 1994 included for all executive officers, cost control and organizational transformation. Depending on the executive officer, other corporate factors were financial integrity, nuclear performance, large customer retention, employee safety, regulatory strategies, new business initiatives, customer satisfaction, process improvement, EDHI earnings and work force diversity.

  Annual awards are determined within 120 days of the end of the fiscal year. Awards for 1995, including Mr. Ferland's, have not yet been determined. Mr. Ferland's 1994 annual incentive award was determined in 1995 based upon fiscal year 1994 performance and reflects that (i) Enterprise's 1994 return on capital ranked above the median of the comparison group, the Dow Jones Utilities Index, (ii) the combined annual change in customer costs in 1994 was slightly higher than that of the comparison utilities and (iii) improvements were made in certain of Enterprise's operating activities. For each of 1995 and 1994, Mr. Ferland's target award was set at 40% of salary and for 1994 his individual multiplier, reflecting accomplishments of specific objectives, was set at the average of the individual amounts of the other participants in the plans. For 1994, the corporate goal factor was 1.245 and Mr. Ferland's individual goal factor was 1.03. For each of those years, Mr. Ferland's specific objectives primarily reflected the individual goals of all of the executive officers of Enterprise, including the various corporate factors noted above. Mr. Ferland's actual award for 1994 was reduced due to nuclear operating results.

  The Long-Term Incentive Plan is used by Enterprise to motivate and reward executive officers for accomplishing corporate objectives. The plan is designed to encourage certain executives of Enterprise and its subsidiaries to increase their ownership of Enterprise Common Stock. It is also designed to more closely align the executives' interest with the long-term interests of Enterprise's shareholders.

  The plan's design includes the granting of stock options, performance units and dividend equivalents in tandem. Cash payment is made, based on the value, if any, of performance units awarded and dividend equivalents accrued, if any, as measured during the three-year period ending the year prior to the year in which payment, if any, is made, only if the specified performance level is achieved, dividend equivalents have accrued and options are exercised. Grant levels are determined by the Committee based upon several factors including the participant's ability to contribute to the overall success of Enterprise and its subsidiaries and competitive market data. The level of grants and the value of the performance units are reviewed annually by the Committee. The Committee does not consider the current level of options held by executive officers when determining option grants.

  In 1995, the total value of the tandem grant of options, performance units and dividend equivalents to executive officers as a group was targeted at the median of the competitive market, but, depending upon individual factors for particular executives, in some cases was either above or below the median. In 1995, Mr. Ferland was granted 5,800 options based on his ability to influence long-term results for the benefit of shareholders and market data for individuals at comparable salary levels. This grant to Mr. Ferland was at approximately the median of the comparative market data.

  In 1995, the performance unit value was determined by Enterprise's total return to shareholders, over a three-year performance period, as compared to the companies in the Dow Jones Utilities Index. The higher the ranking of Enterprise in the group, the greater the value of the performance unit. If Enterprise ranks in the top three out of fifteen in the group, executives receive 125% of the target award. If Enterprise ranks as the fourth company, executives receive 100% of the target award, with decreasing awards from 90% down to 10%, if Enterprise is the fifth through the thirteenth company, respectively. No award is given if Enterprise's total return to shareholders falls below the thirteenth company out of fifteen.

  In 1995, Enterprise's long-term performance as measured by the total return to shareholders over the 1992 through 1994 period placed it as the fourth company. Therefore, performance unit awards equal to 100% of the target award were granted.

  Section 162(m) of the Internal Revenue Code, which became effective January 1, 1994, generally denies a deduction for Federal income tax purposes for compensation in excess of $1 million for persons named in the proxy statement, except for compensation pursuant to stockholder-approved performance-based plans and for compensation that is paid pursuant to certain contracts entered into prior to February 1993. Although Mr. Ferland's compensation paid in 1995 for Federal income tax purposes slightly exceeded $1 million, a full deduction is available, as a portion of such compensation was paid pursuant to contracts entered into prior to February 1993. The Committee and Enterprise have elected not to take any action at this time to modify the compensation program in light of the provisions of Section 162(m) but will continue to evaluate executive compensation in light of Section 162(m).

  Members of the Organization and Compensation Committee:

       Josh S. Weston, Chairman
T. J. Dermot Dunphy      James C. Pitney
Raymond V. Gilmartin     Marilyn M. Pfaltz
Irwin Lerner

                               PERFORMANCE GRAPH

  The graph below shows a comparison of the five-year cumulative total return assuming $100 invested on December 31, 1990 in Enterprise Common Stock, the S&P 500 Composite Stock Price Index and the Dow Jones Utilities Index.



                             [GRAPH APPEARS HERE]


                     12/31/90  12/31/91  12/31/92  12/31/93  12/31/94  12/31/95
                     --------  --------  --------  --------  --------  --------
Enterprise              100     120.20    136.26    150.50    135.05    168.11
S&P 500                 100     130.47    140.41    154.56    156.60    214.86
Dow Jones Utilities     100     115.25    119.94    131.49    111.39    147.01


PROPOSAL 2

                      APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed Deloitte & Touche LLP of Parsippany, New Jersey, as independent auditors to make the annual audit of the books of account and supporting records of Enterprise for 1996, subject to the approval of the stockholders entitled to vote for the election of directors, by a majority of the votes cast on the question of such approval, provided a quorum is present, at the Annual Meeting of Stockholders.

  Deloitte & Touche LLP has made the annual audit of the books of account since 1973. Representatives of Deloitte & Touche LLP will be present at the meeting, and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions.

                               LEGAL PROCEEDING

  As previously disclosed in Enterprise's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, in October 1995 Enterprise received a letter from a representative of a purported shareholder demanding that it commence legal action against certain of its officers and directors with regard to nuclear operations and the current shutdown of PSE&G's Salem generating station. In January 1996, Enterprise and all its incumbent directors, except Forrest J. Remick, were served with a civil complaint in a shareholder derivative action by such purported shareholder on behalf of Enterprise shareholders. The complaint seeks recovery of damages for alleged losses purportedly arising out of PSE&G's operation of the Salem and Hope Creek generating stations, together with certain other relief, including removal of certain executive officers of PSE&G and Enterprise and certain changes in the composition of Enterprise's Board of Directors. The Board of Directors has commenced an investigation of the matters raised in the October demand letter, and that investigation has not yet been completed. Following conclusion of the investigation, the Board will meet to determine what action, if any, should be taken in respect to the complaint filed in the shareholder derivative action.

                 DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

  Stockholder proposals intended for inclusion in next year's Proxy Statement should be sent to Edward J. Biggins, Jr., Secretary, T4B, Public Service Enterprise Group Incorporated, 80 Park Plaza, P. O. Box 1171, Newark, New Jersey 07101-1171, and must be received by October 31, 1996.

                                 MISCELLANEOUS

  If any matters not described in this Proxy Statement should come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote proxies given in said form in respect of any such matters in accordance with their best judgment. At the time this Proxy Statement went to press, the Board of Directors and the management of Enterprise did not know of any other matters which might be presented for stockholder action at the meeting.

  The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by Enterprise. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Enterprise and its subsidiaries, in person or by telephone, telegraph or facsimile. Enterprise has also retained Morrow & Co. to aid in the solicitation of proxies from brokers, bank nominees, other institutional holders and certain large individual holders. The anticipated cost of such services is approximately $10,000, plus reimbursement of expenses.

  A summary of the proceedings at the Annual Meeting will be mailed to stockholders. Enterprise will also provide without charge to each person solicited, on the written request of any such person, a copy of its Annual Report on Form 10-K for the year 1995, which has been filed with the Securities and Exchange Commission. Any such request should be made in writing to Francis J. Riepl, Treasurer, T6B, Public Service Enterprise Group Incorporated, 80 Park Plaza, P. O. Box 1171, Newark, New Jersey 07101-1171. Any such copy of Enterprise's Annual Report on Form 10-K so furnished will not include any exhibits thereto, but will be accompanied by a list briefly describing all such exhibits, and Enterprise will furnish any such exhibit upon request and upon payment of the fee specified therefor.

                                          By order of the Board of Directors,

                                             Edward J. Biggins, Jr.
                                             Secretary

February 28, 1996

                                    APPENDIX
                              FINANCIAL STATEMENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........................  A-1
FINANCIAL STATEMENT RESPONSIBILITY......................................... A-13
INDEPENDENT AUDITORS' REPORT............................................... A-14
CONSOLIDATED STATEMENTS OF INCOME.......................................... A-15
CONSOLIDATED BALANCE SHEETS................................................ A-16
CONSOLIDATED STATEMENTS OF CASH FLOWS...................................... A-18
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS............................... A-19
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................. A-20

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Significant factors affecting the consolidated financial condition and the results of operations of Public Service Enterprise Group Incorporated (Enterprise) and its subsidiaries are described below. This discussion refers to the Consolidated Financial Statements and related Notes of Enterprise and should be read in conjunction with such statements and notes.

OVERVIEW

  Enterprise has two direct wholly owned subsidiaries, Public Service Electric and Gas Company (PSE&G) and Enterprise Diversified Holdings Incorporated
(EDHI). Enterprise's principal subsidiary, PSE&G, is an operating public utility providing electric and gas service in certain areas in the State of New Jersey.

  EDHI is the parent of Enterprise's nonutility businesses: Energy Development Corporation (EDC), an oil and gas exploration and production and marketing company; Community Energy Alternatives Incorporated (CEA), an investor in and developer and operator of cogeneration and independent power production (IPP) facilities and exempt wholesale generators (EWGs); Public Service Resources Corporation (PSRC), which has made primarily passive investments; and Enterprise Group Development Corporation (EGDC), a diversified nonresidential real estate development and investment business. EDHI also has two finance subsidiaries: PSEG Capital Corporation (Capital), which provides privately placed debt financing on the basis of a minimum net worth maintenance agreement from Enterprise and Enterprise Capital Funding Corporation (Funding), which provides privately placed debt financing guaranteed by EDHI but without direct support from Enterprise. Enterprise has been conducting a controlled exit from the real estate business since 1993 and, in December 1995, announced that it intends to divest EDC.

  As of December 31, 1995 and December 31, 1994, PSE&G comprised 85% of Enterprise assets. For each of the years 1995, 1994 and 1993, PSE&G revenues were 93% of Enterprise's revenues and PSE&G's earnings available to Enterprise for such years were 88%, 91% and 96%, respectively, of Enterprise's net income.

  The major factors which will affect Enterprise's future results include general and regional economic conditions, PSE&G's customer retention and growth, the ability of PSE&G and EDHI to meet competitive pressures and to contain costs, the ability to respond to and take advantage of opportunities arising from increasing competition in the utility business, the adequacy and timeliness of rate relief, cost recovery and necessary regulatory approvals, the ability to continue to operate and maintain nuclear programs in accordance with Nuclear Regulatory Commission (NRC) and New Jersey Board of Public Utilities (BPU) requirements, the impact of environmental regulations, continued access to the capital markets and continued favorable regulatory treatment of consolidated tax benefits. (See Note 2--Rate Matters, Note 10-- Federal Income Taxes and Note 12--Commitments and Contingent Liabilities of Notes to Consolidated Financial Statements ("Notes").)

COMPETITION

  The regulatory structure which has historically embraced the electric and gas industry is in the process of transition. Legislative and regulatory initiatives, at both the federal and state levels, are designed to promote competition and will continue to impose additional pressures on PSE&G's ability to retain customers. In addition, new technology and interest in self generation and cogeneration have provided customers with alternative sources of energy.

  Over the last several years, the gas industry has been transformed. Today, commercial and industrial customers can negotiate their own gas purchases directly with producers or brokers, while PSE&G is required to provide intrastate transportation of such purchased gas to the customers' facilities. Although PSE&G is not providing gas sales service to certain commercial and industrial customers, to date there has been no negative impact on earnings since sales service and transportation service tariffs result in the same non-fuel revenue per therm. Additionally, as a result of this restructuring, PSE&G has been able to negotiate lower cost gas supplies for those customers who continue to be part of its bundled rate schedules. A potential significant competitive challenge could emerge if interstate pipeline companies are permitted to expand their facilities into PSE&G territory and provide intrastate transportation to customers. However, this type of expansion would require federal and state regulatory approvals not currently in existence.

  The restructuring of the electric industry is more complex and evolving at a slower pace than that of the gas industry. Federal legislation, such as the National Energy Policy Act (EPAct) has eased restrictions on independent power producers (IPP) in an effort to increase competition in the wholesale electric generation market. As the barriers to entry in the power production business have been lowered, the construction of cogeneration facilities and independent power production facilities has been growing, with the result of creating lower cost alternatives for large commercial and industrial customers. Presently, PSE&G is in the process of assessing the potential for individual arrangements with commercial and industrial customers which have such competitive alternatives, but PSE&G believes that it does not currently have a material exposure with respect to such customers.

  Further, EPAct authorized the Federal Energy Regulatory Commission (FERC) to mandate utilities to transport and deliver or "wheel" energy for the supply of bulk power to wholesale customers. In March 1995, FERC issued a Notice of Proposed Rulemaking (NOPR) that would require utilities to (1) establish open access to all wholesale sellers and buyers, (2) offer transmission service comparable to service they provide themselves and (3) take transmission service under the same tariffs offered to other buyers and sellers. FERC's stated position is that it will ensure that utilities have a fair opportunity to recover prudently incurred investments that could become stranded costs as a result of the NOPR.

  In the wholesale electric market, other competitive pressures, such as municipalization, may also have an impact on utilities in the evolving electric power industry. Municipalization involves the acquisition and operation of existing investor-owned facilities by a municipal utility (MUNI) through condemnation, purchase or lease or the construction and operation of duplicate, parallel facilities within a municipal boundary. As a result, utilities, such as PSE&G, could lose customers (residential, commercial and industrial) in the municipality that is served by the MUNI, as well as lose the municipal entity itself as a customer.

  EPAct granted the states sole authority to mandate retail wheeling. New Jersey regulators have been reviewing existing regulations in an effort to develop a revised regulatory structure that would afford public utilities, such as PSE&G, increased flexibility to meet the competitive challenges of the future. Phase I of the New Jersey Energy Master Plan (Phase I), a two-phase plan to better manage the future energy needs of the State, has been completed. Phase I called for legislation that would allow New Jersey utilities to propose, subject to BPU approval, alternatives to rate base/rate of return pricing, allow for pricing flexibility under certain standards for customers with competitive options and equalize the impact of tax policies, such as the New Jersey Gross Receipts and Franchise Tax (NJGRT) currently assessed on retail energy utility sales, upon all energy producers. On July 20, 1995, Governor Whitman signed into law legislation which provides utilities the flexibility to propose, subject to BPU approval, alternatives to existing rate base/rate of return pricing and offer negotiated off-tariff agreements to customers with competitive options. On June 1, 1995, the BPU issued its order initiating a formal Phase II proceeding of the Master Plan. The proceeding will address wholesale and retail competition in New Jersey.

  Recoverability of stranded costs is largely dependent on the transition rules established by regulators, including FERC and the BPU. Stranded costs that could result as the industry moves to a more competitive environment include investments in generating facilities, transmission assets, purchase power agreements where the price being paid under such an agreement exceeds the market price for electricity and regulatory assets for which recovery is based solely on continued cost based regulation. At this time, management cannot predict the level of stranded costs, if any, or the extent to which regulators will allow recovery of such costs.

  Increased competition and the shift of risks and opportunities between rate payers and PSE&G resulting from PSE&G's filing of its proposed Alternative Rate Plan (discussed below) will increase the emphasis upon electric operational reliability, efficiency and cost. While the incremental cost of nuclear production is less expensive than PSE&G's other sources of generation, comparatively high embedded costs for nuclear plants increase the need for PSE&G to optimize the utilization of its nuclear generating capacity in order to make its actual generation output cost competitive.

  In order to succeed in this increasingly competitive environment, Enterprise and its subsidiaries have taken the following steps designed to retain customers, reduce costs, improve operations and strategically position itself for future operation:

    (1) On January 16, 1996, PSE&G filed its proposed alternative rate plan, the "New Jersey Partners in Power" Plan (Alternative Rate Plan). This seven-year proposed Alternative Rate Plan allows for a transition to a competitive energy marketplace while substantially shifting the business and financial risks and opportunities involved in such transition away from customers to PSE&G. Some of the key features of the proposal are: (a) an indexed or price-capped approach to replace the rate base/rate of return form of regulation including the discontinuance of the electric Levelized Energy Adjustment Clause (LEAC) and the BPU's Nuclear Performance Standard
  (NPS), (b) a productivity gains sharing mechanism with electric and gas customers, (c) continued recovery of costs associated with activities mandated by state or federal agencies and (d) a program of rewards and penalties based on the performance of certain key overall service indicators, such as the duration of customer power outages compared to a five year average. For a full discussion of the Alternative Rate Plan, see
  Note 2--Rate Matters of Notes.

    (2) PSE&G reorganized its senior nuclear leadership team to address operation and performance issues at PSE&G operated nuclear facilities and completed a thorough work scope assessment of Salem 1 and Salem 2 in order to return these units to safe, reliable operation over the long-term.

    (3) PSE&G reorganized to reflect the evolution toward stand-alone energy and energy services businesses designed to compete successfully in the future. The reorganization "unbundled" the services previously provided by the electric and gas businesses. The focus is now on areas of business:
  Generation, Transmission and Distribution and Customer Services.

    (4) Also as part of the corporate reorganization, a new business was created, Enterprise Ventures & Services Corporation, to pursue products and services which can be marketed beyond traditional geographic and industry boundaries. Among these are: natural gas marketing in the wake of deregulation of that industry, conservation and energy management services and a product development venture with AT&T Corp. to pilot and eventually market two-way customer communications systems and services.

    (5) PSE&G developed initiatives, including the announced closure of five older, less efficient generating units, to reduce annual fossil generation operating and maintenance expenses, as well as to reduce annual fossil capital expenditures.

    (6) PSE&G has established a deleveraging plan to retire more than $1 billion of outstanding debt over the next five years and to fund its current five-year construction program entirely through internally generated cash.

    (7) PSE&G became the first utility in the Northeast to implement a service guarantee program. It covers nine key service areas and provides direct bill credits to customers should PSE&G fail to live up to its promises.

    (8) The Strategic Account Marketing Organization was created within PSE&G to provide more individualized service to its 200 largest customers.

    (9) PSE&G received BPU approval for its proposed Experimental Hourly Energy Pricing Tariff and the first service agreement thereunder with its second largest customer. This type of agreement serves as an incentive to retain customers with other energy alternatives in PSE&G's customer base, as well as in New Jersey.

    (10) Also in 1995, PSE&G completed the Bergen Repowering Project which improved the efficiency and environmental effectiveness of the facility. Fuel costs for the facility will be reduced by approximately $30 million annually.

    (11) CEA pursued business opportunities in certain international markets. During 1995, CEA closed on three projects and a strategic alliance in China and South America.

    (12) Enterprise announced that EDHI will pursue the divestiture of EDC. The decision to divest EDC stems from Enterprise's conclusion that ownership of large oil and natural gas reserves is no longer necessary to provide efficient energy solutions to customers and that the true market value of EDC is not reflected in the price of Enterprise Common Stock.

  Enterprise and its subsidiaries remain committed to the pursuit of initiatives to contain costs and retain customers.

ACCOUNTING FOR THE EFFECTS OF REGULATION

  Currently, PSE&G accounts for the effects of regulation in accordance with Statement of Financial Accounting Standards No. 71 "Accounting for the Effects of Certain Types of Regulation" (SFAS 71). In accordance with the provisions of SFAS 71, PSE&G defers certain expenses (regulatory assets) on the basis that they will be recovered from customers as part of the ratemaking process. PSE&G believes that if its proposed Alternative Rate Plan is approved essentially as proposed, it would continue to meet the criteria to account for certain utility revenues and expenses in accordance with SFAS 71. However, if future events or regulatory changes limit PSE&G's ability to establish prices to recover its costs, PSE&G might conclude that it no longer meets the application criteria to defer certain expenses in accordance with SFAS 71. If PSE&G were to discontinue the application of SFAS 71, the accounting impact would be an extraordinary, non-cash charge to operations that could be material to the financial position and results of operations of Enterprise and PSE&G.

  PSE&G has certain regulatory assets resulting from the use of a level of depreciation expense in the rate making process that is less than the amount that would be recorded under Generally Accepted Accounting Principles (GAAP) for non-regulated companies. PSE&G cannot presently quantify what the financial statement impact may be if depreciation expense were required to be determined absent regulation, but the impact on the financial position and results of operations of PSE&G and Enterprise could be material.

  Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets" (SFAS 121) effective for 1996, establishes accounting standards for the impairment of long-lived assets. SFAS 121 also requires that regulatory assets which are no longer probable of recovery through future revenues be charged to earnings. The adoption of SFAS 121 is not expected to have a material impact on the financial position or results of operations of PSE&G and Enterprise.

PSE&G ENERGY AND FUEL ADJUSTMENT CLAUSES

  Under the existing regulatory framework, PSE&G has fuel and energy tariff rate adjustment clauses, the Levelized Gas Adjustment Charge (LGAC) and the LEAC, which are designed to permit adjustments for changes in electric energy and gas supply costs and certain other costs as approved by the BPU, when compared to cost recovery included in base rates. Presently, charges under the clauses are primarily based on energy and gas supply costs which are normally projected over twelve-month periods except for large gas commercial and industrial customers for which commencing January 1, 1996, gas supply costs are projected monthly. The changes in the clauses do not directly affect earnings because such costs are adjusted monthly to match amounts recovered through revenues except for the financing costs of carrying underrecovered balances and required interest payments on net overrecovered balances. Under the clauses, if actual costs differ from the costs recovered, the amount of the underrecovery or overrecovery is deferred. Actual costs otherwise includable in the LEAC are subject to adjustment by the BPU in accordance with the NPS. (See Note 2--Rate Matters and Note 12--Commitments and Contingent Liabilities of Notes.) The Alternative Rate Plan proposes discontinuing

LEAC and NPS and would substantially shift the risks and opportunities involved in managing changes in fuel and replacement power costs from customers to PSE&G.

ACCOUNTING FOR STOCK COMPENSATION

  Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123) is effective for fiscal years that begin after December 15, 1995. SFAS 123 establishes financial accounting and reporting standards for stock based compensation plans and includes all arrangements by which employees receive shares of stock or other equity instruments of the employer or by which the employer incurs liabilities to employees in amounts based on the price of the employer's stock. The adoption of SFAS 123 is not expected to have a material impact on the financial position or results of operations of PSE&G and Enterprise.

CORPORATE POLICY FOR THE USE OF DERIVATIVES

  Enterprise and its subsidiaries have established a policy to use derivatives only for the purpose of managing financial risk and not for speculative purposes. EDHI currently uses derivatives to manage financial risk for EDC and PSRC, including its subsidiary United States Energy Partners (USEP). The derivatives are used to mitigate the impact on earnings of volatile gas prices for EDC and USEP and volatile security prices for PSRC's investing activities. For details, see Note 8--Financial Instruments and Risk Management of Notes. Although PSE&G does not currently use derivatives, if the Alternative Rate Plan is approved as proposed, PSE&G could find derivatives to be a useful and appropriate tool in managing the volatility of fuel prices, among other things.

NUCLEAR OPERATIONS

  Operation of the Salem units has continued to present challenges to PSE&G. The units have experienced equipment failures which, combined with personnel errors, have precipitated or contributed to plant events or trips which have led to a number of outages over the lifetime of the units.

  Both of the Salem units are currently out of service and their return dates are subject to completion of testing, analysis, repair activity and NRC concurrence that they are prepared to restart. Restart of Salem 1, which had originally been scheduled for the second quarter of 1996, will be delayed for a substantial period as a result of the ongoing steam generator inspection and analysis. Salem 2, which is also undergoing steam generator inspection and analysis is still scheduled to return to service in the third quarter of 1996. The inability to successfully return these units to continuous, safe operation could have a material effect on the financial position, results of operation and net cash flows of Enterprise and PSE&G.

RESULTS OF OPERATIONS

  Earnings per share of Enterprise Common Stock were $2.71 in 1995, $2.78 in 1994 and $2.50 in 1993.

  In 1995, Enterprise earnings decreased principally due to increased operating expenses and lower gas sales from PSE&G. These decreases in earnings were partially offset by improved electric sales, EDC revenues resulting from the settlement of litigation related to a take or pay sales contract and from gains realized on sales of properties by EDC.

  In 1994, the increase in Enterprise earnings was driven primarily by increased weather related electric and gas sales. Enterprise earnings also benefited from higher investment income from PSRC.

PSE&G--EARNINGS AVAILABLE TO ENTERPRISE

                                     1995 VS. 1994         1994 VS. 1993
                                    --------------------  -------------------
                                                 PER                   PER
                                     AMOUNT     SHARE      AMOUNT     SHARE
                                    --------   ---------  --------   --------
                                    (MILLIONS, EXCEPT PER SHARE DATA)
PSE&G
Revenues (net of fuel costs and
 gross receipts taxes).............      $ 38  $     .16  $    147   $    .60
Other operation expenses...........        10        .04       (77)      (.32)
Maintenance expenses...............        (4)      (.02)       (4)      (.02)
Depreciation and amortization
 expenses..........................       (39)      (.16)      (41)      (.17)
Federal income taxes...............       (27)      (.11)       14        .06
Interest charges...................       (11)      (.05)       (6)      (.02)
Allowance for Funds used During
 Construction (AFDC)...............        (2)      (.01)       11        .05
Preferred Securities Dividend
 Requirements......................        (8)      (.03)       (4)      (.02)
Other income and expenses..........         7        .03         2        .01
                                     --------  ---------  --------   --------
Earnings Available to Enterprise...  $    (36) $    (.15) $     42   $    .17
                                     ========  =========  ========   ========

PSE&G--REVENUES

  ELECTRIC

  Revenues increased $281 million, or 7.5%, in 1995 from 1994; 1994 revenues increased $44 million, or 1.2%, compared to 1993. The significant components of these changes follow:

                                                       INCREASE OR (DECREASE)
                                                     ---------------------------
                                                     1995 VS. 1994 1994 VS. 1993
                                                     ------------- -------------
                                                             (MILLIONS)
   Kilowatthour sales...............................     $ 38          $ 69
   Recovery of energy costs.........................      189           (26)
   NJGRT............................................       12            (4)
   Other operating revenues.........................       42             5
                                                         ----          ----
       Total Electric Revenues......................     $281          $ 44
                                                         ====          ====

  GAS

  During 1995, revenues decreased $92 million, or 5.2%, from 1994; 1994 revenues increased $184 million, or 11.6%, over 1993. The significant components of these changes follow:

                                                       INCREASE OR (DECREASE)
                                                     ---------------------------
                                                     1995 VS. 1994 1994 VS. 1993
                                                     ------------- -------------
                                                             (MILLIONS)
   Therm sales......................................     $ (35)        $  61
   Recovery of fuel costs...........................       (78)          121
   NJGRT............................................        19           (12)
   Other operating revenues.........................         2            14
                                                         -----         -----
       Total Gas Revenues...........................     $ (92)        $ 184
                                                         =====         =====

  During 1995, electric revenues were impacted by higher residential and commercial sales resulting from a recovering economy, warm summer weather and a modest increase in customer base. In addition, other electric revenues increased principally due to higher miscellaneous revenues from increased capacity sales to unaffiliated utilities and to wholesale customers, service reconnections, temporary services and revenues from Public Service Conservation Resources Corporation (PSCRC), PSE&G's energy services subsidiary. Capacity sales are sales for the reservation of a specified quantity of PSE&G system generating capacity and must be paid even when the energy is not taken.

  In 1995, gas revenues decreased due to the mild winter weather, partially offset by revenues resulting from the rapidly growing off system sales and higher gas service contract revenues. Off system sales are sales of excess gas to brokers and other utilities which are not part of PSE&G's firm customer base. Earnings on these sales are shared between the firm customer and PSE&G on an 80/20 split, respectively.

  In 1994, electric and gas revenues benefited from weather related sales which primarily impacted electric commercial sales and all firm gas rate schedules. Other electric revenues increased principally due to increased capacity sales to unaffiliated utilities and increased miscellaneous revenues, partially offset by lower energy sales to the unaffiliated utilities. Other gas revenues were significantly impacted by a one time $10 million legal settlement of a gas contract.

PSE&G--EXPENSES

  FUEL EXPENSES

  As discussed in the PSE&G Energy and Fuel Adjustment Clauses section, variances in fuel expenses do not directly affect earnings because of the adjustment clause mechanism. However, if the proposed Alternative Rate Plan is adopted as filed, future changes in electric fuel and replacement power costs could impact earnings.

  OTHER OPERATION EXPENSES

  During 1995, other operation expenses decreased $10 million from 1994 levels. PSE&G had lower nuclear and miscellaneous production expenses. Nuclear production expenses decreased during 1995 due in part to the extended outage of Salem Units 1 and 2. PSE&G also secured savings in miscellaneous expenditures, such as clerical and office supplies in its steam production area. These savings were partially offset by increased marketing expenditures for customer related programs initiated in 1995.

  During 1994, other operation expenses increased $77 million when compared to 1993 principally due to increased nuclear production expenses which were higher than 1993 levels when Salem had a refueling outage, increased transmission and distribution expenses incurred during the bitter 1994 winter and increased administrative and general expenses primarily due to a rise in personal and property damage claim expenses. The increase in personal and property damage claims was directly related to storm damage and other weather related occurrences.

  MAINTENANCE EXPENSES

  Maintenance expense increased $4 million in 1995 in comparison to 1994 due to the extended outage at Salem Units 1 and 2, partially offset by decreased expenses for electric and gas distribution facilities. Maintenance expense for 1994 was $4 million higher than in 1993 primarily due to the 1994 Hope Creek refueling outage and increased expenses for gas distribution facilities which resulted from the extremely cold weather during January and February 1994.

  DEPRECIATION AND AMORTIZATION EXPENSES

  Depreciation and Amortization expenses increased $39 million in 1995 when compared to 1994 and $41 million in 1994 when compared to 1993. The increases in 1995 and 1994 are attributable to increased depreciation expenses directly related to increases in plant in service.

  FEDERAL INCOME TAXES

  In 1995, Federal Income Taxes increased $27 million from 1994 and 1994 Federal Income Taxes decreased $14 million from 1993. The 1995 taxes were higher than 1994 principally due to the receipt of a non-taxable insurance benefit in 1994 and to higher pre-tax operating income. Federal Income Taxes decreased in 1994 due to the receipt of a non-taxable insurance benefit, partially offset by higher pre-tax operating income.

  INTEREST CHARGES

  In 1995, interest charges were $11 million higher than in 1994 and, in 1994, interest charges were $6 million higher than in 1993. The primary reason for the 1995 increase was higher interest charges on miscellaneous liabilities, while the driving force behind the 1994 increase was a higher average daily balance of short-term debt outstanding at higher interest rates.

  ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION

  In 1995, there was a $2 million decrease in AFDC income principally due to a decrease in construction expenditures. In 1994, AFDC income was $11 million higher than the 1993 level due to increased construction resulting from the repowering of the Bergen Generating Station.

PREFERRED SECURITIES

  Dividend requirements on preferred securities increased $8 million in 1995 compared to 1994 and $4 million in 1994 compared to 1993. The increases are the result of the issuance of higher rate Monthly Income Preferred Securities used to redeem certain issues of PSE&G Preferred Stock.

EDHI--NET INCOME

                                         1995 VS. 1994         1994 VS. 1993
                                        -------------------   -------------------
                                                     PER                   PER
                                         AMOUNT     SHARE      AMOUNT     SHARE
                                        --------   --------   --------   --------
                                        (MILLIONS, EXCEPT PER SHARE DATA)
   PSRC................................      --         --          14        .06
   CEA.................................       (4)      (.02)         2        .01
   EDC.................................       23        .10        (34)      (.14)
   EGDC................................        1        --          54        .22
                                         -------   --------    -------   --------
     Total.............................  $    20   $    .08    $    36   $    .15
                                         =======   ========    =======   ========

  The net income of EDHI was $80 million in 1995, a $20 million increase over 1994. EDC's income increased $23 million primarily due to the realization of a settlement related to a take-or-pay sales contract. EDC's gains from property sales, higher oil prices and volumes and reduced depreciation, depletion and amortization (DD&A) expenses also contributed to higher earnings but were substantially offset by lower gas prices and volumes. CEA's earnings decreased $4 million compared to 1994 due to higher interest and development expenses.

  The net income of EDHI was $60 million in 1994. Excluding the impact of an impairment of assets of $51 million, after tax, by EGDC in 1993, EDHI's earnings in 1994 decreased $15 million in comparison to 1993. Increased income from PSRC (higher investment income, lower income taxes compared to 1993 which included the effects of a Federal income tax increase and lower interest charges) and CEA (higher income from operating plants) was offset by lower EDC earnings (lower gas volumes and prices and higher exploration and development expenditures due to increased drilling activities).

DIVIDENDS

  The ability of Enterprise to declare and pay dividends is contingent upon its receipt of dividend payments from its subsidiaries. PSE&G has made regular payments to Enterprise in the form of dividends on outstanding shares of its common stock since Enterprise was formed in 1986. In addition, commencing in 1992, EDHI has also made payments to Enterprise in the form of dividends on its outstanding common stock. Since 1992,

Enterprise has maintained a constant rate of common stock dividends. Management believes that gradually reducing the common stock dividend payout ratio is a prudent policy.

  Dividends paid to holders of Enterprise Common Stock increased $.5 million during 1995 compared to 1994 and increased $6 million during 1994 compared to 1993. Such increases were due to the issuance of additional shares of Enterprise Common Stock.

  Dividends paid to holders of PSE&G's Preferred Stock decreased $6.7 million during 1995 compared to 1994 and increased $2 million during 1994 compared to 1993. The 1995 decrease in such dividends was due to the redemption of certain series of Preferred Stock. The increase in 1994 was due to the issuance of additional shares of Preferred Stock. (See Liquidity and Capital Resources.)

  Dividends paid to holders of Monthly Income Preferred Securities of Public Service Electric and Gas Capital, L.P. (Partnership), a limited partnership of which PSE&G is the general partner, increased $14 million during 1995 compared to 1994. The Partnership's Monthly Income Preferred Securities were first issued in 1994 and were not outstanding for the entire year. The increase in 1995 was due to the issuance of additional securities coupled with the fact that Monthly Income Preferred Securities were outstanding for the entire year. (See Note 4--Schedule of Consolidated Capital Stock and Other Securities of Notes.)

LIQUIDITY AND CAPITAL RESOURCES

  Enterprise's liquidity is affected by maturing debt, investment and acquisition activities, the capital requirements of PSE&G's and EDHI's construction and investment programs, permitted regulatory recovery of expenses and collection of revenues. Capital resources available to meet such requirements depend upon general and regional economic conditions, PSE&G's customer retention and growth, the ability of PSE&G and EDHI to meet competitive pressures and to contain costs, the adequacy and timeliness of rate relief, cost recovery and necessary regulatory approvals, the ability to continue to operate and maintain nuclear programs in accordance with NRC and BPU requirements, the impact of environmental regulations, continued access to the capital markets and continued favorable regulatory treatment of consolidated tax benefits. (For additional information see the discussion of Competition above and Note 12, Commitments and Contingencies of the Notes.)

  PSE&G

  PSE&G had utility plant additions of $686 million, $887 million and $890 million, for 1995, 1994 and 1993, respectively, including AFDC of $36 million, $38 million and $27 million, respectively. Construction expenditures were related to improvements in PSE&G's existing power plants, transmission and distribution system, gas system and common facilities. PSE&G also expended $30 million, $34 million and $48 million for the cost of plant removal (net of salvage) in 1995, 1994 and 1993, respectively. Construction expenditures from 1996 through 2000 are expected to aggregate $2.8 billion, including AFDC. Forecasted construction expenditures are related to improvements in PSE&G's existing power plants (including nuclear fuel), transmission and distribution system, gas system and common facilities. (See Construction, Investments and Other Capital Requirements Forecast below.)

  PSE&G expects that it will be able to internally generate all of its capital requirements, including construction expenditures, over the next five years and reduce its debt outstanding by approximately $1 billion, assuming adequate and timely recovery of costs, as to which no assurances can be given. (See
Note 2--Rate Matters and Note 12--Commitments and Contingent Liabilities of Notes.)

  EDHI

  During the next five years, a majority of EDHI's capital requirements are expected to be provided from operational cash flows. (See Construction, Investments and Other Capital Requirements Forecast below.) CEA is expected to be the primary vehicle for EDHI's business growth. A significant portion of CEA's growth is expected to occur in the international arena due to the current and anticipated growth in electric capacity required in certain regions of the world. EDC will continue to pursue a program to grow its reserve base through a combination of strategic acquisitions, high potential exploration activities and exploitation of its acquired properties and new discoveries. EDC's worldwide 1995 production totaled 99 BCFE and, at year end, EDC had proved reserves of 920 BCFE. EDC expended approximately $153 million, $188 million and $109 million in 1995, 1994 and 1993, respectively, to acquire, discover or develop domestic and international reserves. Of these expenditures, $132 million, $160 million and $92 million in 1995, 1994 and 1993, respectively, were capitalized. These amounts included capitalized interest of $4 million, $4 million and $3 million, respectively. For discussion regarding the potential divestiture of EDC, see Competition.

  PSRC will continue to limit new investments to those related to the energy businesses, while EGDC will exit the real estate business in a prudent manner. Over the next several years, EDHI and its subsidiaries will also be required to refinance a portion of their maturing debt in order to meet their capital requirements. In addition, any divestiture of EDC will require the renegotiation of existing loan agreements of Funding. Any inability to extend or replace maturing debt and or existing agreements at current levels and interest rates may affect future earnings and result in an increase in EDHI's cost of capital.

  PSRC is a limited partner in various limited partnerships and is committed to make investments from time to time, upon the request of the respective general partners. At December 31, 1995, $58 million remained as PSRC's unfunded commitment subject to call.

  EDHI and each of its subsidiaries are subject to restrictive business and financial covenants contained in existing debt agreements and are required to not exceed various debt to equity ratios which vary from 3:1 to 1.75:1. EDHI is also required to maintain a twelve-months earnings before interest and taxes to interest (EBIT) coverage ratio of at least 1.35:1. As of December 31, 1995 and 1994, EDHI had a consolidated debt to equity ratio of 1.15:1 and, for the years ended December 31, 1995, 1994 and 1993, EBIT coverage ratios, as defined to exclude the effects of EGDC, of 2.47:1, 1.94:1 and 2.13:1, respectively. Compliance with applicable financial covenants will depend upon future financial position and levels of earnings, as to which no assurance can be given. (See Note 6--Schedule of Consolidated Debt and Note 16--Property Impairment of Enterprise Group Development Corporation of Notes.)

  LONG-TERM INVESTMENTS AND REAL ESTATE

  Long-term investments and real estate increased $82 million in 1995 and decreased $58 million and $67 million in 1994 and 1993, respectively. The increase in 1995 was primarily due to an increase in PSCRC's long-term investments of $49 million, PSRC's increase in investments in partnerships and leases of $52 million and CEA's increase in partnership investments of $27 million, partially offset by EGDC's property sales of $53 million. The decrease in 1994 was primarily due to a $73 million net decrease in PSE&G's investment in an insurance contract, partially offset by an increase in long-term investments of $23 million. The decrease in 1993 was due primarily to EDHI's decrease in long-term investments of $63 million. (For more details, see Note 7--long-term investments and Note 11--Leasing Activities--As Lessor of Notes.)

  CONSTRUCTION, INVESTMENTS AND OTHER CAPITAL REQUIREMENTS FORECAST

                                       1996   1997    1998  1999   2000  TOTAL
                                      ------ ------  ------ ----  ------ ------
                                               (MILLIONS OF DOLLARS)
PSE&G (including AFDC)
  Electric (including Nuclear)....... $  464 $  408  $  383 $356  $  342 $1,953
  Gas................................    128    117     110  106     102    563
  Miscellaneous Corporate............     70     56      50   41      35    252
                                      ------ ------  ------ ----  ------ ------
    Total PSE&G Construction
     Requirements....................    662    581     543  503     479  2,768
                                      ------ ------  ------ ----  ------ ------
EDHI.................................    272    148     229  206     225  1,080
                                      ------ ------  ------ ----  ------ ------
Mandatory Retirement of Securities:
  PSE&G..............................    345    400     118  100     400  1,363
  EDHI...............................     91    125     195  200      78    689
                                      ------ ------  ------ ----  ------ ------
                                         436    525     313  300     478  2,052
                                      ------ ------  ------ ----  ------ ------
Working Capital and Other--net.......     16    (26)     70  (21)     59     98
                                      ------ ------  ------ ----  ------ ------
    Total Capital Requirements....... $1,386 $1,228  $1,155 $988  $1,241 $5,998
                                      ====== ======  ====== ====  ====== ======

  While the above forecast includes capital costs to comply with revised Federal Clean Air Act (CAA) requirements through 2000, it does not include additional requirements being developed under the CAA by Federal and State agencies. Such additional costs cannot be reasonably estimated at this time. PSE&G believes that such CAA costs would be recoverable from electric customers. In accordance with the proposed Alternative Rate Plan, separate mechanisms would be established to ensure continued recovery of costs associated with activities mandated or approved by state or federal agencies or otherwise out of PSE&G's control.

  INTERNAL GENERATION OF CASH FROM OPERATIONS

  Enterprise's cash from operations is generated primarily from the operating activities of PSE&G.

  Enterprise's cash provided by operations for 1995 increased $261 million to $1.493 billion from 1994. This increase was primarily due to the increase in PSE&G's revenues (partially offset by an increase in accounts receivable and unbilled revenues), an increase in the recovery of electric energy and gas costs through PSE&G's LEAC and LGAC and a decrease in PSE&G's gross receipts taxes. For additional information see Results of Operations.

  Enterprise's cash provided by operations for 1994 increased $200 million to $1.232 billion from 1993. This increase was primarily due to the increase in PSE&G's revenues (plus a decrease in accounts receivable and unbilled revenues) and an increase in the recovery of electric energy and gas costs through PSE&G's LEAC and LGAC. For additional information see Results of Operations.

  EXTERNAL FINANCINGS--PSE&G

  In 1995, PSE&G issued $156 million of its First and Refunding Mortgage Bonds (Bonds)/Medium-Term Notes (MTNs) for the purpose of redeeming $56 million of its higher cost Bonds and to pay a portion of its maturing bonds.

  In 1995, Partnership issued $60 million of Monthly Income Preferred Securities, the proceeds of which were used to redeem $60 million of PSE&G's Preferred Stock.

  The BPU has authorized PSE&G to issue approximately $4.375 billion aggregate amount of additional Bonds/MTNs/Preferred Stock/Monthly Income Preferred Securities through 1997 for refunding purposes. Under its Mortgage, PSE&G may issue new Bonds against retired Bonds and as of December 31, 1995, up to

$2.840 billion aggregate amount of new Bonds against previous additions and improvements to utility plant, provided that the ratio of earnings to fixed charges is at least 2:1. At December 31, 1995 the ratio was 2.77:1.

  In January 1996, PSE&G issued $350 million of Bonds. In February 1996, the net proceeds from the sale were deposited in an escrow account for the purpose of refunding certain higher cost bonds at their respective first optional redemption dates in November 1996 and February 1997.

  The BPU has authorized PSE&G to issue and have outstanding at any one time not more than $1 billion of its short-term obligations, consisting of commercial paper and other unsecured borrowings from banks and other lenders through January 1, 1997. On December 31, 1995, PSE&G had $449 million of short-term debt outstanding.

  To provide liquidity for its commercial paper program, PSE&G has a $500 million one year revolving credit agreement expiring in August 1996 and a $500 million five year revolving credit agreement expiring in August 2000 with a group of commercial banks, which provides for borrowing up to one year. On December 31, 1995, there were no borrowings outstanding under these credit agreements. PSE&G expects to be able to renew the credit agreement expiring in 1996.

  PSCRC has a $30 million revolving credit facility supported by a PSE&G subscription agreement in an aggregate amount of $30 million which terminates on March 7, 1996. PSCRC is presently in the process of negotiating a one year extension for this facility. As of December 31, 1995, PSCRC had $30 million outstanding under this facility.

  PSE&G Fuel Corporation (Fuelco) has a $150 million commercial paper program to finance a 42.49% share of Peach Bottom nuclear fuel, supported by a $150 million revolving credit facility with a group of banks, which expires on June 28, 1996. PSE&G has guaranteed repayment of Fuelco's respective obligations. As of December 31, 1995, Fuelco had commercial paper of $88 million outstanding under such program.

  EXTERNAL FINANCINGS--EDHI

  Funding has a commercial paper program, supported by a commercial bank letter of credit and credit facility, in the amount of $225 million expiring in March 1998. As of December 31, 1995, Funding had $182 million of borrowings outstanding under this commercial paper program.

  Additionally, Funding has a $225 million revolving credit facility expiring in March 1998. As of December 31, 1995, Funding had $100 million of borrowings outstanding under this facility.

  Capital's MTN program has previously provided for an aggregate principal amount of up to $750 million of MTNs so that its total debt outstanding at any time, including MTNs, would not exceed such amount. Effective January 31, 1995, Capital will not have more than $650 million of debt outstanding at any time. In 1995, Capital repaid $112 million of its MTNs. At December 31, 1995, Capital had total debt outstanding of $478 million, including $355 million of MTNs.

                      FINANCIAL STATEMENT RESPONSIBILITY

  Management of Enterprise is responsible for the preparation, integrity and objectivity of the consolidated financial statements and related notes of Enterprise. The consolidated financial statements and related notes are prepared in accordance with generally accepted accounting principles. The financial statements reflect estimates based upon the judgment of management where appropriate. Management believes that the consolidated financial statements and related notes present fairly Enterprise's financial position and results of operations. Information in other parts of this Appendix is also the responsibility of management and is consistent with these consolidated financial statements and related notes.

  The firm of Deloitte & Touche LLP, independent auditors, is engaged to audit Enterprise's consolidated financial statements and related notes and issue a report thereon. Deloitte & Touche's audit is conducted in accordance with generally accepted auditing standards. Management has made available to Deloitte & Touche, all the corporation's financial records and related data, as well as the minutes of directors' meetings. Furthermore, management believes that all representations made to Deloitte & Touche, during its audit were valid and appropriate.

  Management has established and maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded, and that transactions are executed in accordance with management's authorization and recorded properly for the prevention and detection of fraudulent financial reporting, so as to maintain the integrity and reliability of the financial statements. The system is designed to permit preparation of consolidated financial statements and related notes in accordance with generally accepted accounting principles. The concept of reasonable assurance recognizes that the costs of a system of internal accounting controls should not exceed the related benefits. Management believes the effectiveness of this system is enhanced by an ongoing program of continuous and selective training of employees. In addition, management has communicated to all employees its policies on business conduct, safeguarding assets and internal controls.

  The Internal Auditing Department of PSE&G conducts audits and appraisals of accounting and other operations of Enterprise and its subsidiaries and evaluates the effectiveness of cost and other controls and recommends to management, where appropriate, improvements thereto. Management has considered the internal auditors' and Deloitte & Touche's recommendations concerning the corporation's system of internal accounting controls and has taken actions that, in its opinion, are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of December 31, 1995, the corporation's system of internal accounting controls is adequate to accomplish the objectives discussed herein.

  The Board of Directors of Enterprise carries out its responsibility of financial overview through its Audit Committee, which presently consists of six directors who are not employees of Enterprise or any of its affiliates. The Audit Committee meets periodically with management as well as with representatives of the internal auditors and Deloitte & Touche. The Audit Committee reviews the work of each to ensure that its respective responsibilities are being carried out and discusses related matters. Both the internal auditors and Deloitte & Touche periodically meet alone with the Audit Committee and have free access to the Audit Committee, and its individual members, at any time.

          E. James Ferland                        Robert C. Murray
       Chairman of the Board,                    Vice President and
    President and Chief Executive              Chief Financial Officer
               Officer

          Patricia A. Rado
    Vice President and Controller
    Principal Accounting Officer

February 14, 1996

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders and the Board of Directors of Public Service Enterprise Group Incorporated:

  We have audited the consolidated balance sheets of Public Service Enterprise Group Incorporated and its subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Public Service Enterprise Group Incorporated and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

February 14, 1996
Parsippany, New Jersey

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                       CONSOLIDATED STATEMENTS OF INCOME

                                         FOR THE YEARS ENDED DECEMBER 31,
                                        -------------------------------------
                                           1995         1994         1993
                                        -----------  -----------  -----------
                                              (THOUSANDS OF DOLLARS)
Operating Revenues
  Electric............................. $ 4,020,842  $ 3,739,713  $ 3,696,114
  Gas..................................   1,686,403    1,778,528    1,594,341
 Nonutility Activities.................     456,908      404,202      418,135
                                        -----------  -----------  -----------
    Total Operating Revenues...........   6,164,153    5,922,443    5,708,590
                                        -----------  -----------  -----------
Operating Expenses
 Operation
  Fuel for Electric Generation and
   Interchanged Power..................     891,782      695,763      717,136
  Gas Purchased and Materials for Gas
   Produced............................     961,539    1,023,956      897,885
  Other................................   1,118,758    1,118,523    1,014,455
 Maintenance...........................     312,610      308,080      304,403
 Depreciation and Amortization.........     674,231      634,028      601,597
 Property Impairment (note 16).........         --           --        77,637
 Taxes
  Federal Income Taxes (note 10).......     353,997      312,551      313,680
  New Jersey Gross Receipts Taxes......     612,961      583,167      597,898
  Other................................      80,565       82,282       77,052
                                        -----------  -----------  -----------
    Total Operating Expenses...........   5,006,443    4,758,350    4,601,743
                                        -----------  -----------  -----------
Operating Income.......................   1,157,710    1,164,093    1,106,847
                                        -----------  -----------  -----------
OTHER INCOME
 Allowance for Funds Used During
  Construction--Equity.................       5,324       12,789       12,265
 Miscellaneous--net....................       8,041        6,430       (3,778)
                                        -----------  -----------  -----------
    Total Other Income.................      13,365       19,219        8,487
                                        -----------  -----------  -----------
Income Before Interest Charges and
 Dividends on Preferred Securities.....   1,171,075    1,183,312    1,115,334
                                        -----------  -----------  -----------
Interest Charges (note 6)
 Long-Term Debt........................     434,066      459,158      469,120
 Short-Term Debt.......................      32,822       23,962       13,860
 Other.................................      29,172       12,805       19,554
                                        -----------  -----------  -----------
    Total Interest Charges.............     496,060      495,925      502,534
Allowance for Funds Used During
 Construction--Debt and Capitalized
 Interest..............................     (37,208)     (33,793)     (20,833)
                                        -----------  -----------  -----------
Net Interest Charges...................     458,852      462,132      481,701
                                        -----------  -----------  -----------
Preferred Securities Dividend
 Requirements (note 4).................      49,426       42,147       38,114
Preferred Stock Redemption Premium.....         474          --           --
                                        -----------  -----------  -----------
Income before cumulative effect of
 accounting change.....................     662,323      679,033      595,519
Cumulative effect of change in
 accounting for income taxes (note
 10)...................................         --           --         5,414
                                        -----------  -----------  -----------
Net Income............................. $   662,323  $   679,033  $   600,933
                                        ===========  ===========  ===========
Shares of Common Stock Outstanding
 End of Year........................... 244,697,930  244,697,930  243,688,256
 Average for Year...................... 244,697,930  244,470,794  240,663,599
Earnings Per Average Share of Common
 Stock
 Before cumulative effect of accounting
  change............................... $      2.71  $      2.78  $      2.48
 Cumulative effect of change in
  accounting for income taxes..........         --           --           .02
                                        -----------  -----------  -----------
Total Earnings Per Average Share of
 Common Stock.......................... $      2.71  $      2.78  $      2.50
                                        ===========  ===========  ===========
Dividends Paid Per Share of Common
 Stock................................. $      2.16  $      2.16  $      2.16
                                        ===========  ===========  ===========

                See Notes to Consolidated Financial Statements.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,
                                                         -----------------------
                                                            1995        1994
                                                         ----------- -----------
                                                         (THOUSANDS OF DOLLARS)
Utility Plant--Original Cost (note 15)
 Electric..............................................  $13,095,103 $12,345,919
 Gas...................................................    2,442,572   2,318,233
 Common................................................      517,104     545,131
                                                         ----------- -----------
   Total...............................................   16,054,779  15,209,283
Less: accumulated depreciation and amortization........    5,440,414   5,147,105
                                                         ----------- -----------
Net....................................................   10,614,365  10,062,178
 Nuclear Fuel in Service, net of accumulated
  amortization--1995, $297,435; 1994, $302,906.........      180,018     205,273
                                                         ----------- -----------
   Net Utility Plant in Service........................   10,794,383  10,267,451
Construction Work in Progress, including Nuclear Fuel
 in Process--1995, $104,743; 1994, $65,429.............      369,082     806,934
Plant Held for Future Use..............................       23,966      23,860
                                                         ----------- -----------
   Net Utility Plant...................................   11,187,431  11,098,245
                                                         ----------- -----------
Investments and Other Noncurrent Assets (notes 3, 7, 8,
 11, 12 and 16)
 Long-Term Investments, net of amortization--1995,
  $7,213; 1994, $2,365, and net of valuation
  allowances--1995, $21,302; 1994, $17,104,
  respectively.........................................    1,822,160   1,625,952
 Oil and Gas Property, Plant and Equipment, net of
  accumulated depreciation and amortization--1995,
  $786,736; 1994, $748,245.............................      608,015     577,913
 Real Estate, Property and Equipment, net of
  accumulated depreciation--1995, $5,063; 1994,
  $14,242, and net of valuation allowances--1995,
  $8,228; 1994, $23,264, respectively..................       75,558     115,210
 Other Plant, net of accumulated depreciation and
  amortization--1995, $6,531; 1994, $4,653.............       27,997      36,063
 Nuclear Decommissioning and Other Special Funds.......      276,348     233,022
 Other Assets--net.....................................       55,974      85,478
                                                         ----------- -----------
   Total Investments and Other Noncurrent Assets.......    2,866,052   2,673,638
                                                         ----------- -----------
Current Assets
 Cash and Cash Equivalents (note 9)....................       76,233      67,866
 Accounts Receivable:
 Customer Accounts Receivable..........................      525,404     434,207
 Other Accounts Receivable.............................      260,713     211,779
 Less: allowance for doubtful accounts.................       37,641      40,915
 Unbilled Revenues.....................................      246,876     204,056
 Fuel, at average cost.................................      253,360     268,927
 Materials and Supplies, net of inventory valuation
  reserves--1995, $20,100; 1994, $18,200,
  respectively.........................................      144,970     148,285
 Deferred Income Taxes (note 10).......................       27,571      25,311
 Miscellaneous Current Assets..........................       62,631      37,356
                                                         ----------- -----------
   Total Current Assets................................    1,560,117   1,356,872
                                                         ----------- -----------
Deferred Debits (note 5)
 Property Abandonments--net............................       70,120      88,269
 Oil and Gas Property Write-Down.......................       36,078      41,232
 Unamortized Debt Expense..............................      123,833     134,599
 Deferred OPEB Costs (notes 1 and 13)..................      167,189     116,476
 Underrecovered Electric Energy and Gas Costs--net.....      170,565     172,563
 Unrecovered Environmental Costs (notes 2 and 12)......      130,070     138,435
 Unrecovered Plant and Regulatory Study Costs..........       35,150      37,128
 Unrecovered SFAS 109 Deferred Income Taxes (note 10)..      769,136     791,393
 Deferred Decontamination and Decommissioning Costs
  (note 3).............................................       49,872      53,016
 Other.................................................        5,826      15,574
                                                         ----------- -----------
   Total Deferred Debits...............................    1,557,839   1,588,685
                                                         ----------- -----------
   Total...............................................  $17,171,439 $16,717,440
                                                         =========== ===========

                See Notes to Consolidated Financial Statements.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                         CAPITALIZATION AND LIABILITIES

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1995        1994
                                                        ----------- -----------
                                                        (THOUSANDS OF DOLLARS)
Capitalization (notes 4 and 6)
 Common Equity
 Common Stock.......................................... $ 3,801,157 $ 3,801,157
 Retained Earnings.....................................   1,643,785   1,510,010
                                                        ----------- -----------
   Total Common Equity.................................   5,444,942   5,311,167
Subsidiaries' Securities and Obligations
 Preferred Securities
 Preferred Stock Without Mandatory Redemption..........     324,994     384,994
 Preferred Stock With Mandatory Redemption.............     150,000     150,000
 Monthly Income Preferred Securities...................     210,000     150,000
 Long-Term Debt........................................   5,189,791   5,180,657
                                                        ----------- -----------
   Total Capitalization................................  11,319,727  11,176,818
                                                        ----------- -----------
Other Long-Term Liabilities
 Decontamination, Decommissioning and Low Level
  Radwaste Costs (note 3)..............................      50,449      56,149
 Environmental Costs (notes 2 and 12)..................      96,272     105,684
 Capital Lease Obligations.............................      53,111      53,770
                                                        ----------- -----------
   Total Other Long-Term Liabilities...................     199,832     215,603
                                                        ----------- -----------
Current Liabilities
 Long-Term Debt due within one year....................      90,630     499,738
 Commercial Paper and Loans (note 6)...................     849,567     491,586
 Book Overdrafts.......................................      70,014      86,576
 Accounts Payable......................................     567,787     433,471
 Other Taxes Accrued...................................      34,678      44,149
 Interest Accrued......................................     108,245     107,962
 Estimated Liability for Vacation Pay..................      17,089      27,080
 Customer Deposits.....................................      32,785      33,698
 Liability for Injuries and Damages....................      38,141      29,814
 Miscellaneous Environmental Liabilities...............      16,954      15,365
 Other.................................................      95,907      87,480
                                                        ----------- -----------
   Total Current Liabilities...........................   1,921,797   1,856,919
                                                        ----------- -----------
Deferred Credits
 Accumulated Deferred Income Taxes (note 10)...........   3,094,620   2,905,390
 Accumulated Deferred Investment Tax Credits...........     392,324     412,466
 Deferred OPEB Costs (notes 1 and 13)..................     167,189     116,476
 Other.................................................      75,950      33,768
                                                        ----------- -----------
   Total Deferred Credits..............................   3,730,083   3,468,100
                                                        ----------- -----------
Commitments and Contingent Liabiltiies (note 12)
   Total............................................... $17,171,439 $16,717,440
                                                        =========== ===========

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            FOR THE YEARS ENDED DECEMBER 31,
                                           ------------------------------------
                                              1995        1994         1993
                                           ----------  -----------  -----------
                                                 (THOUSANDS OF DOLLARS)
Cash Flows From Operating Activities:
 Net Income..............................  $  662,323  $   679,033  $   600,933
 Adjustments to reconcile net income to
  net cash flows from operating
  activities:
 Depreciation and Amortization...........     674,231      634,028      601,597
 Amortization of Nuclear Fuel............      75,028       95,173      102,718
 Recovery (Deferral) of Electric Energy
  and Gas Costs--net.....................       1,998     (110,529)    (184,770)
 Loss from Property Impairments..........         --           --        77,637
 Cumulative Effect of Change in
  Accounting for Income Taxes............         --           --        (5,414)
 Unrealized Gains on Investments--net....     (46,668)     (26,329)      (8,694)
 Provision for Deferred Income Taxes--
  net....................................     145,092      138,919      168,406
 Investment Tax Credits--net.............     (20,142)     (20,247)     (11,655)
 Allowance for Funds Used During
  Construction--Debt and Equity and
  Capitalized Interest...................     (42,532)     (46,582)     (33,098)
 Proceeds from Leasing Activities--net...      37,652       27,682       14,780
 Changes in certain current assets and
  liabilities:
  Net (increase) decrease in Accounts
   Receivable and Unbilled Revenues......    (186,225)      84,440      (68,382)
  Net decrease in Inventory--Fuel and
   Materials and Supplies................      18,882       41,169       16,438
  Net increase (decrease) in Accounts
   Payable...............................     134,316      (85,790)      95,331
  Net decrease in Accrued Taxes..........     (17,279)    (258,818)    (293,919)
  Net change in Other Current Assets and
   Liabilities...........................     (12,005)      36,748      (19,505)
 Other...................................      68,244       42,893      (20,732)
                                           ----------  -----------  -----------
   Net cash provided by operating
    activities...........................   1,492,915    1,231,790    1,031,671
                                           ----------  -----------  -----------
Cash Flows From Investing Activities:
 Additions to Utility Plant, excluding
  AFDC...................................    (649,883)    (849,174)    (863,294)
 Additions to Oil and Gas Property, Plant
  and Equipment, excluding Capitalized
  Interest...............................    (127,729)    (156,302)     (88,864)
 Net (increase) decrease in Long-Term
  Investments and Real Estate............     (81,264)      58,416       66,659
 Increase in Decommissioning and Other
  Special Funds, excluding interest......     (29,617)     (35,394)     (45,508)
 Cost of Plant Removal--net..............     (29,674)     (33,962)     (47,791)
 Other...................................      29,899       13,933      (14,042)
                                           ----------  -----------  -----------
   Net cash used in investing
    activities...........................    (888,268)  (1,002,483)    (992,840)
                                           ----------  -----------  -----------
Cash Flows From Financing Activities:
 Net increase (decrease) in Short-Term
  Debt...................................     357,981      (86,050)     185,654
 (Decrease) increase in Book Overdrafts..     (16,562)      23,584      (10,078)
 Issuance of Long-Term Debt..............     156,320      849,800    2,137,700
 Redemption of Long-Term Debt............    (556,294)    (593,790)  (2,083,453)
 Long-Term Debt Issuance and Redemption
  Costs..................................      (9,177)     (29,811)     (72,114)
 Issuance of Preferred Stock.............         --        75,000       75,000
 Redemption of Preferred Stock...........     (60,000)    (120,000)         --
 Issuance of Monthly Income Preferred
  Securities.............................      60,000      150,000          --
 Issuance of Common Stock................         --        28,495      273,479
 Cash Dividends Paid on Common Stock.....    (528,548)    (528,071)    (521,572)
 Other...................................         --        (1,970)      (6,772)
                                           ----------  -----------  -----------
   Net cash used in financing
    activities...........................    (596,280)    (232,813)     (22,156)
                                           ----------  -----------  -----------
Net increase (decrease) in Cash and Cash
 Equivalents.............................       8,367       (3,506)      16,675
Cash and Cash Equivalents at Beginning of
 Year....................................      67,866       71,372       54,697
                                           ----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year....................................  $   76,233  $    67,866  $    71,372
                                           ==========  ===========  ===========
Income Taxes Paid........................  $  185,376  $   155,104  $   140,172
Interest Paid............................  $  481,264  $   432,873  $   458,956

                See Notes to Consolidated Financial Statements.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                               FOR THE YEARS ENDED DECEMBER 31,
                                               --------------------------------
                                                  1995       1994       1993
                                               ---------- ---------- ----------
                                                    (THOUSANDS OF DOLLARS)
Balance January 1............................. $1,510,010 $1,361,018 $1,282,931
Add Net Income................................    662,323    679,033    600,933
                                               ---------- ---------- ----------
    Total.....................................  2,172,333  2,040,051  1,883,864
                                               ---------- ---------- ----------
Deduct
  Dividends on Common Stock(A)................    528,548    528,071    521,572
  Capital Stock Expenses......................        --       1,970      1,274
                                               ---------- ---------- ----------
    Total Deductions..........................    528,548    530,041    522,846
                                               ---------- ---------- ----------
Balance December 31........................... $1,643,785 $1,510,010 $1,361,018
                                               ========== ========== ==========

(A) The ability of Enterprise to declare and pay dividends is contingent upon its receipt of dividend payments from its subsidiaries. PSE&G, Enterprise's principal subsidiary, has restrictions on the payment of dividends which are contained in its Restated Certificate of Incorporation, as amended, certain of the indentures supplemental to its Mortgage and certain other indentures. However, none of these restrictions presently limits the payment of dividends out of current earnings. The amount of PSE&G's restricted retained earnings at December 31, 1995, 1994 and 1993 was $10 million.

                See Notes to Consolidated Financial Statements.

                 PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

  Public Service Enterprise Group (Enterprise) has two direct wholly owned subsidiaries, Public Service Electric and Gas Company (PSE&G) and Enterprise Diversified Holdings Incorporated (EDHI). Enterprise's principal subsidiary, PSE&G, is an operating public utility providing electric and gas service to customers in certain areas in the State of New Jersey. As of December 31, 1995, PSE&G comprised 85% of Enterprise's assets and for the year ending on that date, 93% of its revenues. Of the 150,000,000 authorized shares of PSE&G common stock at December 31, 1995, there were 132,450,344 shares outstanding, with an aggregate book value of $2.6 billion.

  PSE&G has a finance subsidiary, PSE&G Fuel Corporation (Fuelco), providing financing, unconditionally guaranteed by PSE&G, of up to $150 million aggregate principal amount at any one time of a 42.49% interest in the nuclear fuel acquired for Peach Bottom Atomic Power Station Units 2 and 3 (Peach Bottom). PSE&G also has a subsidiary, Public Service Conservation Resources Corporation (PSCRC) which offers demand side management (DSM) services to utility customers. In 1994, Public Service Electric and Gas Capital, L.P. (Partnership), a limited partnership in which PSE&G is the general partner, was formed for the purpose of issuing Monthly Income Preferred Securities. (See Note 4--Schedule of Consolidated Capital Stock and Other Securities). In 1995, PSE&G created a new subsidiary, Enterprise Ventures and Services, to pursue products and services beyond traditional geographic and industry boundaries.

  EDHI is the parent of Enterprise's nonutility businesses: Energy Development Corporation (EDC), an oil and gas exploration and production and marketing company; Community Energy Alternatives Incorporated (CEA), an investor in and developer and operator of cogeneration and independent power production facilities; Public Service Resources Corporation (PSRC), which makes primarily passive investments; and Enterprise Group Development Corporation (EGDC), a nonresidential real estate development and investment business. EDHI also has two finance subsidiaries: PSEG Capital Corporation (Capital) and Enterprise Capital Funding Corporation (Funding).

CONSOLIDATION POLICY

  The consolidated financial statements include the accounts of Enterprise and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications of prior years' data have been made to conform with the current presentation.

REGULATION--PSE&G

  The accounting and rates of PSE&G are subject, in certain respects, to the requirements of the New Jersey Board of Public Utilities (BPU) and the Federal Energy Regulatory Commission (FERC). As a result, PSE&G maintains its accounts in accordance with their prescribed Uniform Systems of Accounts, which are the same. The applications of Generally Accepted Accounting Principles (GAAP) by PSE&G differ in certain respects from applications by non-regulated businesses. PSE&G prepares its financial statements in accordance with the provisions of Statement of Financial Accounting Standards No. 71--"Accounting for the Effects of Certain Types of Regulation" (SFAS 71). In general, SFAS 71 recognizes that accounting for rate-regulated enterprises should reflect the relationship of costs and revenues. As a result, a regulated utility may defer recognition of cost (a regulatory asset) or recognize an obligation (a regulatory liability) if it is probable that, through the rate-making process, there will be a corresponding increase or decrease in revenues. Accordingly, PSE&G has deferred certain costs, which will be amortized over various periods. To the extent that collection of such costs or payment of liabilities is no longer probable as a result of changes in regulation and/or PSE&G's competitive position, the associated regulatory asset or liability will be reversed with a charge or credit to income. (See Note

5--Deferred Items). If PSE&G were to discontinue the application of SFAS 71, the accounting impact would be an extraordinary, non-cash charge to operations that could be material to the financial position and results of operations of Enterprise and PSE&G.

  Amounts charged to operations for depreciation expense reflect estimated useful lives and methods, which include estimates of cost of removal and salvage, prescribed and approved by regulators rather than those that might otherwise apply to non-regulated enterprises. PSE&G cannot presently quantify what the financial statement impact may be if depreciation expense were to be determined absent regulation.

UTILITY PLANT AND RELATED DEPRECIATION--PSE&G

  Additions to utility plant and replacements of units of property are capitalized at original cost. The cost of maintenance, repairs and replacements of minor items of property is charged to appropriate expense accounts. At the time units of depreciable property are retired or otherwise disposed of, the original cost less net salvage value is charged to accumulated depreciation.

  Depreciation is computed under the straight-line method. Depreciation is based on estimated average remaining lives of the several classes of depreciable property. These estimates are reviewed on a periodic basis and necessary adjustments are made as approved by the BPU. Depreciation provisions stated in percentages of original cost of depreciable property were 3.52% in 1995, 3.51% in 1994 and 3.46% in 1993.

USE OF ESTIMATES

  The process of preparing financial statements in conformity with GAAP requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

DECONTAMINATION AND DECOMMISSIONING--PSE&G

  In 1993, FERC issued Order No. 557 on the accounting and rate-making treatment of special assessments levied under the National Energy Policy Act of 1992 (EPAct). Order No. 557 provides that special assessments are a necessary and reasonable current cost of fuel and shall be fully recoverable in rates in the same manner as other fuel costs. In accordance with its filed Alternative Rate Plan, PSE&G has requested to have separate mechanisms to ensure continued recovery of costs associated with activities mandated or approved by state or federal agencies, but no assurances can be given that the BPU will authorize such recovery from customers. (See Note 2--Rate Matters and Note 3--PSE&G Nuclear Decommissioning and Amortization of Nuclear Fuel-- Uranium, Decontamination and Decommissioning Fund).

AMORTIZATION OF NUCLEAR FUEL--PSE&G

  Nuclear energy burnup costs are charged to fuel expense on a units-of-production basis over the estimated life of the fuel. Rates for the recovery of fuel used at all nuclear units include a provision of one mill per kilowatthour (KWH) of nuclear generation for spent fuel disposal costs. (See
Note 3--PSE&G Nuclear Decommissioning and Amortization of Nuclear Fuel).

REVENUES AND FUEL COSTS--PSE&G

  Revenues are recorded based on services rendered to customers during each accounting period. PSE&G records unbilled revenues representing the estimated amount customers will be billed for services rendered from the time meters were last read to the end of the respective accounting period. Rates include projected fuel costs for electric generation, purchased and interchanged power, gas purchased and materials used for gas production.

Any under or overrecoveries, together with interest (in the case of net overrecoveries), are deferred and included in operations in the period in which they are reflected in rates.

LONG-TERM INVESTMENTS

  PSRC has invested in securities and limited partnerships investing in securities, which are recorded at fair value, and various leases and other limited partnerships. EGDC is a participant in the nonresidential real estate markets. CEA is an investor in and developer and operator of cogeneration and power production facilities. (See Note 7--Long-Term Investments).

DERIVATIVES

  Gains and losses on hedges of existing assets or liabilities are included in the carrying amounts of those assets and liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to qualifying hedges of firm commitments or anticipated transactions also are deferred and recognized in income or as adjustments of carrying amounts when the hedged transaction occurs. (See Note 8--Financial Instruments and Risk Management).

OIL AND GAS ACCOUNTING--EDC

  EDC uses the successful efforts method of accounting under which proved leasehold costs are capitalized and amortized over the proved developed and undeveloped reserves on a unit-of-production basis. Drilling and equipping costs, except exploratory dry holes, are capitalized and depreciated over the proved developed reserves on a unit-of-production basis. Estimated future abandonment costs of offshore proved properties are depreciated on a unit-of-production basis over the proved developed reserves. Estimated future abandonment costs of onshore properties are estimated to be offset by the salvage value of the tangible equipment. Unproved leasehold costs are capitalized and not amortized, pending an evaluation of the exploration results. Unproved leasehold and producing properties costs are assessed periodically to determine if an impairment of the cost of significant individual properties has occurred. The cost of an impairment is charged to expense. Costs incurred for exploratory dry holes, exploratory geological and geophysical work and delay rentals are charged to expense as incurred.

INCOME TAXES

  Enterprise and its subsidiaries file a consolidated Federal income tax return and income taxes are allocated to Enterprise's subsidiaries based on taxable income or loss of each. Investment tax credits are deferred and amortized over the useful lives of the related property, including nuclear fuel.

  Effective January 1, 1993, Enterprise and its subsidiaries adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS
109). Under SFAS 109, deferred income taxes are provided for all temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities irrespective of the treatment for rate-making purposes. For periods prior to January 1, 1993, PSE&G provided deferred income taxes to the extent permitted for rate-making purposes. (See Note 10-- Federal Income Taxes).

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION (AFDC) AND CAPITALIZED INTEREST

  PSE&G--AFDC represents the cost of debt and equity funds used to finance the construction of new utility facilities. The amount of AFDC capitalized is reported in the Consolidated Statements of Income as a reduction of interest charges for the borrowed funds component and as other income for the equity funds component. The rates used for calculating AFDC in 1995, 1994 and 1993 were 6.98%, 6.48% and 6.96%, respectively. These rates were within the limits set by FERC.

  EDHI--The operating subsidiaries of EDHI capitalize interest costs allocable to construction expenditures at the average cost of borrowed funds.

PENSION PLAN AND OTHER POSTRETIREMENT BENEFITS

  The employees of PSE&G, other than non represented employees commencing service after January 1, 1996, as well as those of participating affiliates, are covered by a noncontributory trusteed pension plan (Pension Plan) from the date of hire. New represented employees of PSE&G who commence service after January 1, 1996 are covered by a Cash Balance Pension Plan. The policy is to fund pension costs accrued. PSE&G also provides certain health care and life insurance benefits to active and retired employees. The portion of such costs pertaining to retirees amounted to $33 million, $29 million, and $28 million in 1995, 1994 and 1993, respectively. The current cost of these benefits is charged to expense when paid and is currently being recovered from ratepayers.

  On January 1, 1993, Enterprise and PSE&G adopted Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106), which requires that the expected cost of employees' postretirement health care benefits be charged to expense during the years in which employees render service. Prior to 1993, Enterprise and PSE&G recognized postretirement health care costs in the year in which the benefits were paid. PSE&G elected to amortize over 20 years its unfunded obligation at January 1, 1993. (See Note 13--Postretirement Benefits Other Than Pensions and Note 14--Pension Plan).

NOTE 2. RATE MATTERS

ALTERNATIVE RATE PLAN

  On January 16, 1996, PSE&G proposed to the BPU major changes in utility regulation that include an immediate $50 million rate reduction for its electric customers, various types of rate freezes, assurances that future price increases related to controllable costs will be lower than the rate of inflation and funding of up to an aggregate of $55 million in two economic development initiatives.

  The seven-year "New Jersey Partners in Power" Plan (Plan), if approved, would give PSE&G the mechanisms and incentives to compete more effectively on several fronts, including the ability to develop revenue from non-regulated products and services, accelerate or modify depreciation schedules to help mitigate any potential stranded asset issue and more aggressively manage the control of costs. In addition, the Plan would provide the foundation for ongoing price flexibility without the need for prolonged, adversarial regulatory proceedings.

  The Plan begins the process for a transition to a more competitive energy marketplace while substantially shifting the business and financial risks and opportunities involved in this transition away from customers to PSE&G and enhancing PSE&G's ability to make the necessary human, intellectual and financial investments required to stimulate innovation and productivity.

  Key energy pricing features of the proposed Plan are as follows:

  Upon the BPU's approval of the Plan, PSE&G will reduce electric rates across the board by $50 million annually as an upfront guaranteed share of the productivity improvements that it expects to achieve over the life of the Plan.

  New rates for all PSE&G electric customers reflecting the reduction would be established through a merger of existing base tariffs and the electric Levelized Energy Adjustment Clause (LEAC) and would be frozen at these levels through December 31, 1996. In addition, the Plan proposes the elimination of the BPU's existing Nuclear Performance Standard (NPS). This discontinuance of the LEAC and NPS would result in substantially shifting the risks and opportunities involved in managing changes in fuel and replacement power costs from customers to PSE&G. Gas fuel costs will continue to be recovered on a dollar for dollar basis from customers under the existing Levelized Gas Adjustment Charge (LGAC).

  In order to create incentives to lower costs and improve efficiency and productivity, the Plan would rely on a comprehensive external price cap index based upon changes in the Gross Domestic Product Price Index (GDPPI) and a separate fuel price index mechanism, reduced by a fixed productivity offset of 0.30% to establish optional annual price changes each January 1st for electricity. In addition, the Plan would rely on an index for non-fuel gas prices calculated on the basis of changes in the GDPPI, reduced by a fixed productivity offset of 0.35%, to establish optional annual price changes each January 1st. The price cap mechanisms would become effective on January 1, 1997 and would assure that any rate increase related to controllable costs would be below the rate of inflation, guaranteeing that these costs would decline in real terms.

  Under the Plan, PSE&G would establish an initial service block equal to the first 150 kilowatthours (KWH) of usage for residential electric customers who would be protected from price cap index increases through December 31, 2002, the proposed expiration date of the Plan. Similarly, an initial service block equal to 40 therms would be set for residential gas customers and protected from index increases over the same period of time. In addition, public street lighting prices would not be subject to index increases for the life of the Plan.

  The Plan includes a productivity gains sharing mechanism. This mechanism has been designed to provide incentives to maximize efficiency and productivity improvements and ensure that electric and gas customers receive an increasing share of productivity gains using returns on equity as a proxy for these gains. The gains, which would be awarded through bill credits, would be based on a threshold earnings level defined as PSE&G's established return on equity of 12% plus a 100 basis points neutral zone above that level. Customers would receive a 10% share of the gains from the first 50 basis points above the threshold level. Their share would increase by an additional 10% for each subsequent increase of 50 basis points up to a maximum of 50%.

  Separate mechanisms also would be established to ensure continued recovery of costs associated with activities mandated or approved by state or federal agencies or otherwise out of PSE&G's control. These costs include demand side management programs, environmental remediation, costs associated with non-utility electric generators, nuclear decommissioning funding and nuclear fuel assessment costs. These mechanisms would assure that PSE&G recovers only actual costs related to these activities.

  The Plan would allow for electric and non-fuel gas prices to be changed to reflect exogenous events beyond the control of PSE&G and would be subject to modification for industry restructuring.

  The Plan calls for an increase of $50 million in annual depreciation expenses for PSE&G's Hope Creek nuclear generating station--$25 million effective January 1, 1997, and an additional $25 million effective January 1, 1998. In addition, the Plan proposes a transfer of depreciation reserves totaling $253 million from transmission and distribution to fossil steam electric generating accounts. The Plan would permit depreciation to be changed annually following BPU review and approval.

  In addition to the pricing features, the Plan guarantees enhanced quality of customer services through PSE&G's recently established service guarantee program for electric and gas customers and specific incentive and penalty mechanisms based on various service indicators.

  The Plan would establish a program of rewards and penalties in key overall service indicators such as duration of customer power outages compared to a historic five-year average.

  In addition to these service quality incentives, the Plan would establish rewards and penalties based on the movement of PSE&G's average electric residential rate measured against the national average of residential electric rates. Rewards or penalties of up to $5 million would be implemented if comparisons indicate that PSE&G's residential rates decreased or increased by more than one-half of one percent relative to the national average.

  A major component of the Plan is a proposed economic and market development and retention assurance program. This would allow flexible pricing and promote special economic development activities designed to enhance the economic vitality of the State of New Jersey. One aspect of the program would give PSE&G the ability to quickly establish new optional electric or gas rates or individual customer contracts to serve new markets and retain or attract individual customers.

  Also under the Plan, PSE&G would fund two economic development initiatives. The first is a private sector leadership investment of $5 million in the New Jersey Fund for Community Economic Development. The second new initiative is the establishment of the PSE&G Economic Development Fund in which PSE&G would commit to investing up to $50 million for financing significant economic development projects within PSE&G's service territory over the seven years of the Plan.

  In addition, the Plan calls for establishment of a State Emissions Trading Bank (Bank) for economic development and environmental improvement. PSE&G would donate 1,000 tons of nitrogen oxide emissions credits to the Bank for use in economic development. This is intended as a key step to linking economic development with sound environmental policy and building on New Jersey's leadership role in seeking a regional solution to air pollution problems.

  Under the Plan, price levels associated with the recovery of Gross Receipts and Franchise Tax (GRFT) or successor taxes will be directly adjusted in such a manner as to insure their full and timely recovery from ratepayers.

  PSE&G cannot predict what action, if any, may be taken by the BPU with respect to the Plan.

LEVELIZED GAS ADJUSTMENT CHARGE

  On October 2, 1995, PSE&G petitioned the BPU for modifications to its LGAC, requesting that:

    (a) The LGAC be renamed to the Levelized Gas Incentive Clause (LGIC);

    (b) A benchmark be established for certain gas delivered from the Gulf Coast, and any difference between PSE&G's actual gas purchase costs and the benchmark price, either positive or negative, be shared 50/50 between customers and PSE&G;

    (c) The current annual LGAC rate be converted to a monthly rate for firm commercial and industrial customers; and

    (d) A fixed annual margin would be credited to LGAC for certain interruptible rate schedules, while actual margins from such sales will be retained by PSE&G. Any differences, positive or negative, will be absorbed by PSE&G.

  On December 20, 1995, the BPU approved an interim Stipulation to include the implementation of monthly pricing on the commodity portion of the LGAC rate for firm commercial and industrial customers effective January 1, 1996. The incentive proposal relating to interruptible sales (request (d)) above was withdrawn. The remaining aspects of PSE&G's October 2, 1995 petition remain the subject of continued investigation and litigation.

ELECTRIC LEVELIZED ENERGY ADJUSTMENT CLAUSE

  By Order dated May 5, 1995, the BPU approved PSE&G's LEAC. Such Order also required that a hearing be convened regarding the April 1994 Salem 1 shutdown, to determine whether PSE&G should be allowed to recover replacement power costs of approximately $8 million which have been deferred. On October 18, 1995, this matter was ordered to be transmitted to the Office of Administrative Law (OAL) for hearing. PSE&G cannot predict the outcome of this proceeding.

REMEDIATION ADJUSTMENT CHARGE

  On July 21, 1995, PSE&G petitioned the BPU to recover Remediation Program costs incurred during the period August 1, 1994 through July 31, 1995. In accordance with a BPU Order dated November 4, 1994, the petition proposes to recover, effective October 1, 1995, $2.5 million from gas customers and $1.6 million from electric customers.

CONSOLIDATED TAX BENEFITS

  In a case affecting another utility in which neither Enterprise nor PSE&G were parties, the BPU considered the extent to which tax savings generated by nonutility affiliates included in the consolidated tax return of that utility's holding company should be considered in setting that utility's rates. In September 1992, the BPU approved an order in such case treating certain consolidated tax savings generated after June 30, 1990 by that utility's nonutility affiliates as a reduction of its rate base. In December 1992, the BPU issued an order approving a stipulation in PSE&G's 1992 base rate proceeding which resolved the case without separate quantification of the consolidated tax issue. The stipulation did not provide final resolution of the consolidated tax issue for any subsequent base rate filing. While Enterprise continues to account for its two wholly-owned subsidiaries on a stand-alone basis, resulting in a realization of the tax benefits by the entity generating the benefit, an ultimate unfavorable resolution of the consolidated tax issue could reduce PSE&G's and Enterprise's future revenue and net income. In addition, an unfavorable resolution may adversely impact Enterprise's nonutility investment strategy. Enterprise believes that PSE&G's taxes should be treated on a stand-alone basis for rate-making purposes, based on the separate nature of the utility and nonutility businesses. However, neither Enterprise nor PSE&G is able to predict what action, if any, the BPU may take concerning consolidation of tax benefits in future rate proceedings. (See Note 10--Federal Income Taxes).

OTHER RATE MATTERS

  On July 21, 1995, the BPU initiated a generic proceeding to expeditiously adopt specific standards to guide utility "off-tariff" negotiated rate agreement programs, which proceeding would consider minimum prices, confidentiality, maximum contract duration, filing requirements and such other standards as necessary for compliance with the law. A Written Summary Decision and Order was issued on October 27, 1995, which ordered each New Jersey electric utility, including PSE&G, to file initial minimum tariffs, consistent with the terms of such Order, and further, indicated that such Order will be supplemented by a Final Decision and Order to fully discuss and explain the rationale for the BPU's overall decision. On November 13, 1995 PSE&G filed its compliance filing. PSE&G cannot predict what impact, if any, the generic tariff may have on its electric revenues and earnings.

  In September 1994, the BPU initiated a generic proceeding regarding recovery of capacity costs associated with electric utility power purchases from cogeneration and small power producers. The initial phase of the proceeding, which has been transmitted to the Office of Administrative Law, seeks to determine whether there was any such overrecovery and, if so, the amount overrecovered.

  The New Jersey Division of Ratepayer Advocate has intervened in the proceeding and alleges, among other things, that PSE&G has overrecovered such costs ranging from $250 to $300 million during the period from August 1991 to December 1994. PSE&G denies such overrecovery because its capacity cost recovery mechanisms were approved by the BPU as to each of its cogeneration contracts and as to its base rates. Additionally, PSE&G contends that a review of any individual cost item is inappropriate and that the BPU has previously found that, during the period under review, PSE&G did not overearn compared to its established return. Moreover, PSE&G contends that the Ratepayer Advocate's assertion is proscribed as retroactive ratemaking.

  While PSE&G cannot predict the outcome of this proceeding, the final resolution of this issue may impact the financial position, results from operations or net cash flows of Enterprise and PSE&G on a prospective basis.

NOTE 3. PSE&G NUCLEAR DECOMMISSIONING AND AMORTIZATION OF NUCLEAR FUEL

  The BPU decision in PSE&G's 1992 base rate case utilized studies based on the prompt removal/dismantlement method of decommissioning for all of PSE&G's nuclear generating stations. This method consists of removing all fuel, source material and all other radioactive materials with activity levels above accepted release limits from the nuclear sites. PSE&G has an ownership interest in five nuclear units: Salem 1 and Salem 2--42.59% each, Hope Creek-- 95% and Peach Bottom 2 and 3--42.49% each. In accordance with rate orders received from the BPU, PSE&G has established an external master nuclear decommissioning trust for all of its nuclear units. The Internal Revenue Service (IRS) has ruled that payments to the trust are tax deductible. PSE&G's total estimated cost of decommissioning its share of these 5 nuclear units is estimated at $681 million in year-end 1990 dollars (the year that the site specific estimate was prepared), excluding contingencies. The 1992 base rate decision provided that $15.6 million of such costs are to be collected through base rates and an additional annual amount of $7.0 million in 1993 and $14 million each year thereafter are to be recovered through PSE&G's LEAC. In accordance with the filed Alternative Rate Plan, PSE&G has requested to have separate mechanisms to ensure continued recovery of costs associated with activities mandated or approved by state or federal agencies, but no assurances can be given that the BPU will authorize such recovery from customers. (See Note 2--Rate Matters). At December 31, 1995 and 1994, the accumulated provision for depreciation and amortization included reserves for nuclear decommissioning for PSE&G's units of $292 million and $249 million, respectively. As of December 31, 1995 and 1994, PSE&G had contributed $220 million and $190 million, respectively, into independent external qualified and nonqualified nuclear decommissioning trust funds.

  On January 3, 1996, PSE&G filed with the BPU its 1995 nuclear plant decommissioning cost update. The filing includes decommissioning cost updates for PSE&G's respective ownership share of Salem, Hope Creek and Peach Bottom. PSE&G's filing was based on the existing Nuclear Regulatory Commission (NRC) generic formula(s). PSE&G does not believe that the NRC generic estimates provide an accurate estimate of the cost of decommissioning because the NRC formula does not factor into its cost estimates the cost of removal of nonradiological structures and equipment and interim spent fuel storage installations. PSE&G is currently completing site specific studies in order to update its filing with the BPU during 1996.

  The Staff of the Securities and Exchange Commission (SEC) has questioned certain of the current accounting practices of the electric utility industry, including PSE&G, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in the financial statements of electric utilities. In response to these questions, the Financial Accounting Standards Board (FASB) has agreed to review the accounting for removal costs, including decommissioning. If current electric utility industry accounting practices for such decommissioning are changed:
(1) annual provisions for decommissioning could increase, (2) the estimated cost for decommissioning could be recorded as a liability rather than as accumulated depreciation and (3) trust fund income from the external decommissioning trusts could be reported as investment income rather than as a reduction to decommissioning expense.

URANIUM ENRICHMENT DECONTAMINATION AND DECOMMISSIONING FUND

  In accordance with EPAct, domestic utilities that own nuclear generating stations are required to pay a cumulative total of $150 million each year (adjusted for inflation) into a decontamination and decommissioning fund, based on their past purchases of enrichment services from the United States Department of Energy (DOE) Uranium Enrichment Enterprise (now a federal government corporation known as the United States Enrichment Corporation
(USEC)). These amounts are being collected over a period of 15 years or until $2.25 billion (adjusted for inflation) has been collected. Under this legislation, PSE&G's obligation for the nuclear generating stations in which it has an interest is $67 million (adjusted for inflation). Since 1993, PSE&G has paid $17 million, resulting in a balance due of $50 million. PSE&G has deferred the expenditures incurred to date as part of deferred underrecovered electric energy costs and expects to recover its costs in the next LEAC. In accordance with the filed Alternative Rate Plan, PSE&G has requested to have separate mechanisms to ensure continued recovery of costs associated with activities mandated or approved by state or federal agencies, but no assurances can be given that the BPU will authorize such recovery from customers. (See Note 2--Rate Matters).

SPENT NUCLEAR FUEL DISPOSAL COSTS

  In accordance with the Nuclear Waste Policy Act (NWPA), PSE&G has entered into contracts with the DOE for the disposal of spent nuclear fuel. Payments made to the DOE for disposal costs are based on nuclear generation and are included in Fuel for Electric Generation and Interchanged Power in the Statements of Income. These costs are recovered through the LEAC. In accordance with the filed Alternative Rate Plan, PSE&G has requested to have separate mechanisms to ensure continued recovery of costs associated with activities mandated or approved by state or federal agencies, but no assurances can be given that the BPU will authorize such recovery from customers. (See Note 2--Rate Matters).

NOTE 4. SCHEDULE OF CONSOLIDATED CAPITAL STOCK AND OTHER SECURITIES

                                              CURRENT
                                             REDEMPTION
                                 OUTSTANDING   PRICE    DECEMBER 31, DECEMBER 31,
                                   SHARES    PER SHARE      1995         1994
                                 ----------- ---------- ------------ ------------
                                                         (THOUSANDS OF DOLLARS)
Enterprise Common Stock (no
 par)--(note A)--
 Authorized 500,000,000 shares;
 issued and outstanding at
 December 31, 1995, and
 December 31, 1994, 244,697,930
 shares, and at December 31,
 1993, 243,688,256 shares......                          $3,801,157   $3,801,157
Enterprise Preferred Securities
 (note B) PSE&G
 Cumulative Preferred
 Securities (note C) Without
 Mandatory Redemption (notes D
 and E) $100 par value series
  4.08%........................     250,000    103.00    $   25,000   $   25,000
  4.18%........................     249,942    103.00        24,994       24,994
  4.30%........................     250,000    102.75        25,000       25,000
  5.05%........................     250,000    103.00        25,000       25,000
  5.28%........................     250,000    103.00        25,000       25,000
  6.80%........................     250,000    102.00        25,000       25,000
  6.92%........................     600,000       --         60,000       60,000
  7.40%........................     500,000    101.00        50,000       50,000
  7.52%........................     500,000    101.00        50,000       50,000
  7.70% (note E)...............         --        --            --        60,000
 $25 par value series
  6.75%........................     600,000       --     $   15,000   $   15,000
                                                         ----------   ----------
    Total Preferred Stock
     without Mandatory
     Redemption................                          $  324,994   $  384,994
                                                         ==========   ==========
 With Mandatory Redemption
  (notes D and F) $100 par
  value series
  7.44%........................     750,000       --     $   75,000   $   75,000
  5.97%........................     750,000       --         75,000       75,000
                                                         ----------   ----------
    Total Preferred Stock with
     Mandatory Redemption (note
     G)........................                          $  150,000   $  150,000
                                                         ==========   ==========
 Monthly Income Preferred
  Securities
  (notes D, F, G and H)
  9.375%.......................   6,000,000       --     $  150,000   $  150,000
  8.00%........................   2,400,000       --     $   60,000          --
                                                         ----------   ----------
  Total Monthly Income Pre-
   ferred Securities...........                          $  210,000   $  150,000
                                                         ==========   ==========

(A) Total authorized and unissued shares include 7,302,488 shares of Enterprise Common Stock reserved for issuance through Enterprise's Dividend Reinvestment and Stock Purchase Plan and various employee benefit plans. In 1995, no shares of Enterprise Common Stock were issued or sold and in 1994, 1,009,674 shares were issued and sold for $28,495,122.
(B) Enterprise has authorized a class of 50,000,000 shares of Preferred Stock without par value, none of which is outstanding.
(C) As of December 31, 1995, there were 2,900,058 shares of $100 par value and 9,400,000 shares of $25 par value Cumulative Preferred Stock which were authorized and unissued, and which upon issuance may or may not provide for mandatory sinking fund redemption. If dividends upon any shares of Preferred Stock are in arrears in an amount equal to the annual dividend thereon, voting rights for the election of a majority of PSE&G's Board of Directors become operative and continue until all accumulated and unpaid dividends thereon have been paid, whereupon all such voting rights cease, subject to being again revived from time to time.

(D) At December 31, 1995, the annual dividend requirement and embedded dividend for Preferred Stock without mandatory redemption were $20,046,765 and 6.14%, respectively, and for Preferred Stock with mandatory redemption were $10,057,500 and 6.75%, respectively.

  At December 31, 1994, the annual dividend requirement and embedded dividend for Preferred Stock without mandatory redemption were $24,666,763 and 6.39%, respectively and for Preferred Stock with mandatory redemption were $10,057,500 and 6.75%, respectively.

  At December 31, 1995, the annualized monthly income requirement of the Monthly Income Preferred Securities and their embedded cost were $18,862,500 and 6.04%, respectively.

  At December 31, 1994, the annualized monthly income requirement of the Monthly Income Preferred Securities and their embedded cost were $14,062,500 and 6.31%, respectively.

(E) On October 16, 1995, PSE&G redeemed all of the 600,000 shares of its outstanding 7.70% Cumulative Preferred Stock ($100 par), at a redemption price of $100.79.

(F) For information concerning fair value of financial instruments, see Note 8--Financial Instruments and Risk Management.

(G) On September 12, 1995, Partnership issued 2,400,000 shares of its 8% Monthly Income Preferred Securities, Series B, with a stated liquidation preference of $25 each.
(H) Public Service Electric and Gas Capital, L.P. (Partnership) was formed for the purpose of issuing Monthly Income Preferred Securities. The proceeds of Monthly Income Preferred Securities sales are lent to PSE&G and evidenced by PSE&G's Deferrable Interest Subordinated Debentures. If and for as long as payments on PSE&G's Deferred Interest Subordinated Debentures have been deferred, or PSE&G has defaulted on the indenture related thereto or its guarantee thereof, PSE&G may not pay any dividends on its Capital Stock.

NOTE 5. DEFERRED ITEMS

PROPERTY ABANDONMENTS

  The BPU has authorized PSE&G to recover after-tax property abandonment costs from its customers. The following table reflects the application of Statement of Financial Accounting Standards No. 90, "Regulated Enterprises--Accounting for Abandonments and Disallowances of Plant Costs," as amended (SFAS 90), on property abandonments, and related tax effects, for which no return is earned. The net-of-tax discount rate used was between 4.443% and 7.801%. (See Note 2-- Rate Matters). The following table reflects property abandonments:

                                                   PROPERTY ABANDONMENTS
                                           -------------------------------------
                                           DECEMBER 31, 1995  DECEMBER 31, 1994
                                           ------------------ ------------------
                                           DISCOUNTED         DISCOUNTED
                                              COST     TAXES     COST     TAXES
                                           ---------- ------- ---------- -------
                                                  (THOUSANDS OF DOLLARS)
   Atlantic Project.......................  $58,221   $24,440  $70,130   $29,453
   LNG Project............................    2,992       957    7,287     2,635
   Uranium Projects.......................    8,907     3,871   10,852     4,677
                                            -------   -------  -------   -------
                                            $70,120   $29,268  $88,269   $36,765
                                            =======   =======  =======   =======

UNDER (OVER) RECOVERED ELECTRIC ENERGY AND GAS COSTS--NET

  Recoveries of electric energy and gas costs are determined by the BPU under the LEAC and LGAC. PSE&G's deferred fuel balances as of December 31, 1995 and December 31, 1994, reflect underrecovered costs as follows:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1994
                                                                  ------ ------
                                                                   (MILLIONS)
    Underrecovered Electric Energy Costs......................... $162.4 $172.0
    Underrecovered Gas Fuel Costs................................    8.2     .6
                                                                  ------ ------
        Total.................................................... $170.6 $172.6
                                                                  ====== ======

UNRECOVERED PLANT AND REGULATORY STUDY COSTS

  Amounts shown in the consolidated balance sheets consist of costs associated with developing, consolidating and documenting the specific design basis of PSE&G's jointly owned nuclear generating stations, as well as PSE&G's share of costs associated with the cancellation of the Hydrogen Water Chemistry System Project (HWCS Project) at Peach Bottom. PSE&G has received both BPU and FERC approval to defer and amortize, over the remaining life of the Salem and Hope Creek nuclear units, costs associated with configuration baseline documentation and the canceled HWCS Project. PSE&G has received FERC approval to defer and amortize over the remaining life of the applicable Peach Bottom units, costs associated with the configuration baseline documentation and the canceled HWCS Project. In accordance with the filed Alternative Rate Plan, PSE&G has requested to have separate mechanisms to ensure continued recovery of costs associated with activities mandated or approved by state or federal agencies or otherwise out of PSE&G's control. (See Note 2--Rate Matters).

UNAMORTIZED DEBT EXPENSE

  Gains and losses and the costs of issuing and redeeming long-term debt for PSE&G are deferred and amortized over the life of the applicable debt.

OIL AND GAS PROPERTY WRITE-DOWN

  On December 31, 1992, the BPU approved the recovery of PSE&G's deferral of an EDC write-down through PSE&G's LGAC over a ten-year period beginning January 1, 1993. At December 31, 1995 and 1994, the remaining balance to be amortized was $36.1 million and $41.2, respectively.

NOTE 6. SCHEDULE OF CONSOLIDATED DEBT

                                                     DECEMBER 31,
                                                 ----------------------
 INTEREST RATES DUE                                 1995        1994
 -------------- ---                              ----------  ----------
                                                     (THOUSANDS OF
                                                       DOLLARS)
 LONG-TERM
 PSE&G
 FIRST AND REFUNDING MORTGAGE BONDS (NOTE A)
 4 3/4%-6%      1995..........................   $      --   $  310,000
 6 7/8%-7 1/8%  1997..........................      300,000     300,000
 6%             1998..........................      100,000     100,000
 8 3/4%         1999..........................      100,000     100,000
 6%-7 5/8%      2000..........................      400,000     400,000
 6 1/8%-9 1/8%  2001-2005.....................    1,125,000   1,125,000
 6.30%-6.90%    2006-2010.....................      177,990     234,310
 6.80%-7 3/8%   2011-2015.....................      198,500     198,500
 Variable       2011-2015.....................       42,620         --
 6.45%-8.10%    2016-2020.....................       29,600      29,600
 Variable       2016-2020.....................       13,700         --
 5.20%-9 1/4%   2021-2025.....................    1,263,500   1,267,500
 5.70%-6.55%    2026-2030.....................      244,835     244,835
 5.45%-6.40%    2031-2035.....................      399,565     399,565
 5%-8%          2037..........................       15,001      15,001
 MEDIUM-TERM NOTES
 7.10%-7.13%    1997..........................      100,000         --
 7.15%-7.18%    2023..........................       40,500      40,500
 8.10%-8.16%    2009..........................       60,000      60,000
                                                 ----------  ----------
  Total First and Refunding Mortgage Bonds.....  $4,610,811  $4,824,811
                                                 ----------  ----------
 DEBENTURE BONDS UNSECURED
 6%             1998..........................   $   18,195  $   18,195
                                                 ----------  ----------
  Total Debenture Bonds........................      18,195      18,195
                                                 ----------  ----------
 Principal Amount Outstanding (note F).........   4,629,006   4,843,006
 Amounts Due Within One Year (note B)..........         --     (310,200)
 Net Unamortized Discount......................     (42,738)    (46,019)
                                                 ----------  ----------
   Total Long-Term Debt of PSE&G (note G)......   4,586,268   4,486,787
                                                 ----------  ----------
 EDHI
 CAPITAL (note C) Senior notes
 9.875%--10.05% 1998..........................      122,500     165,000
 MEDIUM-TERM NOTES
 5.65%-9.55%    1995..........................          --      112,000
 9.00%          1996..........................       20,000      20,000
 5.79%-5.92%    1997..........................       27,000      27,000
 9.00%          1998..........................       75,000      75,000
 8.95%-9.93%    1999..........................      155,000     155,000
 6.54%          2000..........................       78,000      78,000
                                                 ----------  ----------
 Principal Amount Outstanding (note F).........     477,500     632,000
 Amounts Due Within One Year (note B)..........     (62,482)   (154,405)
 Net Unamortized Discount......................        (901)     (1,278)
                                                 ----------  ----------
   Total Long-Term Debt of Capital.............     414,117     476,317
                                                 ----------  ----------

                                                             DECEMBER 31,
                                                         ----------------------
 INTEREST RATES   DUE                                       1995        1994
 --------------   ---                                    ----------  ----------
                                                             (THOUSANDS OF
                                                               DOLLARS)
 Funding (note D)
 9.54%            1995................................          --       35,000
 9.55%            1996................................       28,000      28,000
 6.85%-9.59%      1997................................       55,000      55,000
 9.95%            1998................................       83,000      83,000
 7.58%            1999................................       45,000      45,000
                                                         ----------  ----------
 Principal Amount Outstanding (note F).................     211,000     246,000
 Amounts Due Within One Year (note B)..................     (28,000)    (35,000)
                                                         ----------  ----------
   Total Long-Term Debt of Funding.....................     183,000     211,000
                                                         ----------  ----------
 EGDC MORTGAGE NOTES
 10.625%--12.75%  2012 (note F).......................        6,554       6,686
                                                         ----------  ----------
 Amounts Due Within One Year (note B)..................        (148)       (133)
                                                         ----------  ----------
    Total Long-Term Debt of EGDC.......................       6,406       6,553
                                                         ----------  ----------
    Total Long-Term Debt of EDHI.......................     603,523     693,870
                                                         ----------  ----------
      Consolidated Long-Term Debt (note E).............  $5,189,791  $5,180,657
                                                         ==========  ==========

NOTES:
(A) PSE&G's Mortgage, securing the Bonds, constitutes a direct first mortgage lien on substantially all PSE&G'S property and franchises.

(B) The aggregate principal amounts of mandatory requirements for sinking funds and maturities for each of the five years following December 31, 1995 are as follows:

                           SINKING
                            FUNDS                    MATURITIES
                           -------- --------------------------------------------
YEAR                       CAPITAL    PSE&G    CAPITAL  EGDC FUNDING    TOTAL
----                       -------- ---------- -------- ---- -------- ----------
                                               (THOUSANDS OF DOLLARS)
1996...................... $ 42,500 $      --  $ 20,000 $148 $ 28,000 $   90,648
1997......................   42,500    400,000   27,000  166   55,000    524,666
1998......................   37,500    118,195   75,000  184   83,000    313,879
1999......................      --     100,000  155,000  205   45,000    300,205
2000......................      --     400,000   78,000  228      --     478,228
                           -------- ---------- -------- ---- -------- ----------
                           $122,500 $1,018,195 $355,000 $931 $211,000 $1,707,626
                           ======== ========== ======== ==== ======== ==========

  In January 1996 principal amounts of $3.5 million of the 8 3/4% EE First and Refunding Mortgage Bonds Series and $16.942 million of the 8 3/4% Series HH First and Refunding Mortgage Bonds were reacquired.

  On February 1, 1996 a sinking fund in the principal amount of $1.5 million of the 8 3/4% Series HH First and Refunding Mortgage Bonds was met. In addition, the remaining principal amounts of $192.5 million of the 8 3/4% Series EE and $130.058 million of the 8 3/4% Series HH were defeased.

(C) Capital has provided up to $750 million debt financing for EDHI's businesses on the basis of a net worth maintenance agreement with Enterprise. Since January 31, 1995, Capital has agreed to limit its borrowings to no more than $650 million.

(D) Funding provides debt financing for EDHI's businesses other than EGDC on the basis of unconditional guarantees from EDHI.

(E) At December 31, 1995 and 1994, the annual interest requirement on long-term debt was $399.8 million and $422.7 million, of which $315.6 million and $335.6 million was the requirement for Bonds. The embedded interest cost on long-term debt on such date was 7.71% and 7.79%, respectively.

(F) For information concerning fair value of financial instruments, see Note 8--Financial Instruments and Risk Management.

(G) At December 31, 1995 and 1994, PSE&G's annual interest requirement on long-term debt was $330.5 million and $343.3 million, of which $315.6 million and $335.6 million, respectively, was the requirement for Bonds. The embedded interest cost on long-term debt was 7.54% and 7.59%, respectively.

  PSE&G has authorization from the BPU to issue approximately $4.375 billion aggregate amount of additional bonds/MTNs/Preferred Stock/Monthly Income Preferred Securities through 1997 for refunding purposes.

SHORT-TERM (COMMERCIAL PAPER AND LOANS)

  Commercial paper represents unsecured bearer promissory notes sold through dealers at a discount with a term of nine months or less.

  Bank loans represent PSE&G's unsecured promissory notes issued under informal credit arrangements with various banks and have a term of eleven months or less.

PSE&G

                                                    1995     1994     1993
                                                   -------  -------  -------
                                                    (MILLIONS OF DOLLARS)
   Principal amount outstanding at end of year,
    primarily commercial paper.................... $   567  $   402  $   533
   Weighted average interest rate for Short-Term
    Debt at year-end..............................    5.93%    6.07%    3.34%

  PSE&G has authorization from the BPU to issue and have outstanding not more than $1 billion of its short-term obligations at any one time, consisting of commercial paper and other unsecured borrowings from banks and other lenders. This authorization expires January 1, 1997.

  PSE&G has a $500 million one year revolving credit agreement expiring in August 1996 and a $500 million five year revolving credit agreement expiring in August 2000 with a group of commercial banks each of which provides for borrowing up to one year. As of December 31, 1995, there was no short-term debt outstanding under this agreement.

  PSE&G has a $50 million uncommitted Line of Credit facility extended by a bank to primarily support short-term borrowings all of which was outstanding under this facility on December 31, 1995 and is included in the table above.

  PSE&G had various Lines of Credit facility extended by a bank to primarily support the issuance of Letters of Credit. As of December 31, 1995, Letters of Credit were issued in the amount of $20.6 million.

  Fuelco has a $150 million commercial paper program to finance a 42.49% share of Peach Bottom nuclear fuel, supported by a $150 million revolving credit facility with a group of banks, which expires in June 1996. PSE&G has guaranteed repayment of Fuelco's respective obligations. As of December 31, 1995, 1994 and 1993, Fuelco had commercial paper of $87.7 million, $93.7 million and $108.7 million, respectively, outstanding under such program, which amounts are included in the table above.

  PSCRC has a $30 million revolving credit facility supported by a PSE&G subscription agreement in an aggregate amount of $30 million which terminates on March 7, 1996. PSCRC is presently in the process of negotiating a one year extension for this facility. As of December 31, 1995, PSCRC had $30 million outstanding under this facility, which amount is included in the table above.

  PSE&G has entered into standby financing arrangements with a bank totaling $61 million. These facilities support tax-exempt multi-mode financings done through the New Jersey Economic Development Authority and the York County (Pennsylvania) Industrial Development Authority. As of December 31, 1995, no amounts were outstanding under such arrangements.

EDHI

                                                     1995     1994     1993
                                                    -------  -------  -------
                                                     (MILLIONS OF DOLLARS)
   Principal amount outstanding at end of year..... $   182  $    90  $    45
   Weighted average interest rate for Short-Term
    Debt at year-end...............................    6.26%    5.97%    3.47%

  At December 31, 1995, Funding had a $225 million commercial paper program supported by a direct pay commercial bank letter of credit and revolving credit facility and a $225 million revolving credit facility, each of which expires in March 1998. At December 31, 1995, there was $100 million outstanding under this agreement.

ENTERPRISE

  At December 31, 1995, 1994 and 1993, Enterprise had a $25 million line of credit with a bank. At December 31, 1995, 1994 and 1993, Enterprise had no borrowings under this line.

NOTE 7. LONG-TERM INVESTMENTS

  Long-Term Investments are primarily those of EDHI. A summary of Long-Term Investments is as follows:

                                   1995        1994
                                ----------  ----------
                                (MILLIONS OF DOLLARS)
   Lease Agreements (see Note
    11--Leasing Activities):
     Leveraged Leases.......... $      845  $      789
     Direct-Financing Leases...         35          76
     Other Leases..............          6           6
                                ----------  ----------
       Total...................        886         871
                                ----------  ----------
   Partnerships:
     General Partnerships......        177         168
     Limited Partnerships......        522         437
                                ----------  ----------
       Total...................        699         605
                                ----------  ----------
   Corporate Joint Ventures....         49          26
   Securities..................         76          75
   Valuation Allowances........        (21)        (17)
   Other Investments...........        133          66
                                ----------  ----------
       Total Long-Term Invest-
        ments.................. $    1,822  $    1,626
                                ==========  ==========

  PSRC's leveraged leases are reported net of principal and interest on nonrecourse loans, unearned income and deferred tax credits. Income and deferred tax credits are recognized at a level rate of return from each lease during the periods in which the net investment is positive.

  Partnership investments are those of PSRC, EGDC and CEA and are undertaken with other investors. PSRC is a limited partner in various partnerships and is committed to make investments from time to time upon the request of the respective general partners. As of December 31, 1995, $58 million remained as PSRC's unfunded commitment subject to call.

  PSRC has invested in securities and limited partnerships investing in securities, which are recorded at fair value. Realized investment gains and losses on the sale of investment securities are determined utilizing the specific cost identification method. (See Note 8--Financial Instruments and Risk Management.)

  As of December 31, 1995 and 1994, EDHI's long-term investments aggregated $1.7 billion and $1.6 billion, respectively, and its property, plant and equipment (net of accumulated depreciation and amortization and valuation allowances) aggregated $.7 billion. As of December 31, 1995 and December 31, 1994, EDHI comprised 15% of Enterprise's assets.

NOTE 8. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  Enterprise's operations give rise to exposure to market risks from changes in crude oil and natural gas prices, interest rates, foreign exchange rates and security prices of investments. Enterprise's policy is to use derivatives for the purpose of managing market risk consistent with its business plans and prudent practices. Enterprise does not hold or issue financial instruments for trading purposes.

  The notional amounts of derivatives summarized below do not represent amounts exchanged by the parties and, thus, are not a measure of the exposure of Enterprise through its use of derivatives. The amounts exchanged, under the terms of the derivatives, are calculated on the basis of the notional amounts. Enterprise limits its exposure to credit-related losses in the event of nonperformance by counterparties by limiting its counterparties to those with high credit ratings.

NATURAL GAS AND CRUDE OIL HEDGING

  EDC sold natural gas futures contracts outstanding at December 31, 1995 and 1994 which hedged 21,250,000 mmbtu and 10,650,000 mmbtu, respectively. Such amounts represented approximately 26% and 13% of EDC's anticipated domestic natural gas production in 1996 and 1995, respectively, at average sales prices of $1.93 per mmbtu and $1.95 per mmbtu, respectively.

  At December 31, 1995, EDC sold crude oil futures contracts outstanding which hedged 1.5 million barrels of oil representing approximately 38% of EDC's anticipated domestic oil production in 1996 at an average price of $17.74 per barrel.

  The deferred unrealized gains (losses) at December 31, 1995 and 1994 related to EDC's futures contracts were ($5.1) million and $2.6 million, respectively.

  Through December 31, 1995 and 1994, USEP entered into swaps for future contracts to buy 4,970,000 mmbtu and 2,850,000 mmbtu of natural gas related to fixed-price sales commitments. Such swaps hedged approximately 54% and 73% of sales commitments at December 31, 1995 and 1994 at average prices of $1.78 and $1.94 per mmbtu, respectively. USEP had deferred unrealized gains of $3.1 million at December 31, 1995 and unrealized losses of $.7 million at December 31, 1994.

INTEREST RATE SWAP

  Capital entered into an interest rate swap in December, 1990 to allow EDHI to borrow at floating rates and effectively swap them into fixed rates. The interest differential to be received or paid under the interest rate swap agreement is accrued over the life of the agreement as an adjustment to the interest expense of the related borrowing. The swap expired on December 11, 1995.

                                                          1995         1994
                                                       -----------  -----------
                                                       (THOUSANDS OF DOLLARS)
   Pay-fixed swap
     Notional amount.................................. $   100,000  $   100,000
     Pay rate.........................................         8.0%         8.0%
     Average receive rate.............................         6.4%         4.1%
     Year-end receive rate............................         -- %         6.8%

FOREIGN EXCHANGE

  During 1994, PSRC entered into a forward purchase contract for foreign currency to hedge an EDC firm purchase commitment denominated in pound sterling. The EDC commitment related to the acquisition of Industrial Scotland Energy Limited (ISE) for approximately 21 million pounds. The realized gain of approximately $800 thousand on the forward purchase contract for foreign currency was used to reduce the net acquisition cost allocated to ISE's assets upon completion of the acquisition in June 1994.

  Currently, substantially all of Enterprise's foreign revenues and expenses are denominated in U.S. dollars.

SECURITY SWAP

  During 1994, PSRC entered into two agreements to swap portions of its ownership interest in certain equity securities, held in a partnership, to the S&P 500 return. The purpose of the swaps was to minimize PSRC's exposure to the potential price volatility of such equity securities. The agreements had respective notional amounts of $17.6 million and $12.9 million.

  The aggregate notional amounts swapped and the year end unrealized gain during 1994 for these two agreements were $30.5 million and $3.8 million, respectively.

  In March 1995, the equity securities, in which PSRC had an ownership interest, were exchanged for equity securities of another entity.
Consequently, PSRC terminated the security swap and realized a pre-tax gain of $3.5 million which was offset by the reversal of the $3.8 million unrealized gain at year end 1994.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair value was determined using the market quotations or values of securities with similar terms, credit ratings, remaining maturities and redemptions at the end of 1995 and 1994, respectively.

                                              1995                1994
                                      -------------------- -------------------
                                      CARRYING     FAIR    CARRYING    FAIR
                                       AMOUNT     VALUE     AMOUNT     VALUE
                                      --------- ---------- --------- ---------
                                               (THOUSANDS OF DOLLARS)
Long-Term Debt:
  EDHI............................... $ 603,523 $  730,000 $ 884,686 $ 930,000
  PSE&G.............................. 4,629,006  4,828,008 4,843,006 4,500,000
Preferred Securities Subject to Man-
 datory Redemption:
  PSE&G Cumulative Preferred Securi-
   ties..............................   150,000    156,000   150,000   145,900
  Monthly Income Preferred Securi-
   ties..............................   210,000    225,300   150,000   158,300

NOTE 9. CASH AND CASH EQUIVALENTS

  The December 31, 1995 and 1994 balances consist primarily of working funds and highly liquid marketable securities (commercial paper) with a maturity of three months or less.

NOTE 10. FEDERAL INCOME TAXES

  A reconciliation of reported Net Income with pretax income and of Federal income tax expense with the amount computed by multiplying pretax income by the statutory Federal income tax rate of 35% is as follows:

                                                 1995        1994       1993
                                              ----------  ----------  --------
                                                  (THOUSANDS OF DOLLARS)
Net Income................................... $  662,323  $  679,033  $600,933
Preferred securities dividend requirements...     34,236      40,467    38,114
SFAS 109 Cumulative Effect...................        --          --     (5,414)
                                              ----------  ----------  --------
    Subtotal.................................    696,559     719,500   633,633
                                              ----------  ----------  --------
Federal income taxes:
 Operating income:
  Current provision..........................    183,268     162,521   151,208
  Provision for deferred income taxes--
   net(A)....................................    192,648     173,327   186,256
  Investment tax credits--net................    (21,919)    (23,297)  (23,784)
                                              ----------  ----------  --------
  Total included in operating income.........    353,997     312,551   313,680
Miscellaneous other income:
  Current provision..........................     (9,897)     (8,186)  (14,340)
  Provision for deferred income taxes(A).....      9,816      10,422     9,815
SFAS 90 deferred income taxes(A).............      2,161       2,530     2,948
                                              ----------  ----------  --------
    Total Federal income tax provisions......    356,077     317,317   312,103
                                              ----------  ----------  --------
Pretax income................................ $1,052,636  $1,036,817  $945,736
                                              ==========  ==========  ========

  Reconciliation between total Federal income tax provisions and tax computed at the statutory tax rate on pretax income:

                                                    1995      1994      1993
                                                  --------  --------  --------
                                                    (THOUSANDS OF DOLLARS)
Tax computed at the statutory rate..............  $368,423  $362,887  $331,008
                                                  --------  --------  --------
Increase (decrease) attributable to flow through
 of certain tax adjustments:
  Depreciation..................................    16,257    (4,597)    3,347
  Amortization of investment tax credits........   (21,919)  (23,297)  (23,784)
  Other.........................................    (6,684)  (17,676)    1,532
                                                  --------  --------  --------
    Subtotal....................................   (12,346)  (45,570)  (18,905)
                                                  --------  --------  --------
    Total Federal income tax provisions.........  $356,077  $317,317  $312,103
                                                  ========  ========  ========
Effective Federal income tax rate...............      33.8%     30.6%     33.0%

  (A) The provision for deferred income taxes represents the tax effects of the following items:

                                                     1995      1994      1993
                                                   --------  --------  --------
                                                     (THOUSANDS OF DOLLARS)
Deferred Credits:
  Additional tax depreciation and amortization.... $174,190  $109,106  $112,814
  Leasing Activities..............................   64,567    60,129    34,958
  Property Abandonments...........................   (7,411)   (6,606)   (6,632)
  Oil and Gas Property Write-Down.................   (2,451)   (2,451)   (2,451)
  Deferred fuel costs--net........................   (3,601)   39,361    63,330
  Other...........................................  (20,669)  (13,260)   (3,000)
                                                   --------  --------  --------
    Total......................................... $204,625  $186,279  $199,019
                                                   ========  ========  ========

  Between the years 1987 and 1994, Enterprise's Federal alternative minimum tax (AMT) liability exceeded its regular Federal income tax liability. This excess can be carried forward indefinitely to offset regular income tax liability in future years. Enterprise commenced using these AMT credits in 1995 and expects to continue using them in future years as regular tax liability exceeds AMT. As of December 31, 1995, 1994 and 1993, Enterprise had AMT credits of $203 million, $256 million and $247 million, respectively.

  Since 1986, Enterprise has filed a consolidated Federal income tax return on behalf of itself and its subsidiaries. Prior to 1986, PSE&G filed consolidated tax returns. In March, 1992, the Internal Revenue Service (IRS) issued a Revenue Agent's Report (RAR) following completion of examination of PSE&G's consolidated tax return for 1985 and Enterprise's consolidated tax returns for 1986 and 1987, proposing various adjustments for such years which would increase Enterprise's consolidated Federal income tax liability by approximately $121 million, exclusive of interest and penalties, of which approximately $118 million is attributable to PSE&G. Interest after taxes on these proposed adjustments is currently estimated to be approximately $119 million as of December 31, 1995 and will continue to accrue at the Federal rate for large corporate underpayments, currently 11% annually.

  The most significant of these proposed adjustments relates to the IRS contention that PSE&G's Hope Creek nuclear unit is a partnership with a short 1986 taxable year. In addition, the IRS contends that the tax in-service date of that unit is four months later than the date claimed by PSE&G. In June 1992, Enterprise and PSE&G filed a protest with the IRS disagreeing with certain of the proposed adjustments (including those related to Hope Creek) contained in the RAR for taxable years 1985 through 1987 and continue to contest these issues. Any tax adjustments resulting from the RAR would reduce Enterprise's and PSE&G's respective deferred credits for accumulated deferred income taxes. While PSE&G believes that assessments attributable to it are generally recoverable from its customers in rates, no assurances can be given as to what regulatory treatment may be afforded by the BPU.

  On January 1, 1993, Enterprise adopted SFAS 109 without restating prior years' financial statements which resulted in Enterprise recording a $5.4 million cumulative effect increase in its net income. Under SFAS 109, deferred taxes are provided at the enacted statutory tax rate for all temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities irrespective of the treatment for rate-making purposes. Since management believes that it is probable that the effects of SFAS 109 on PSE&G, principally the accumulated tax benefits that previously have been treated as a flow-through item to customers, will be recovered from utility customers in the future, an offsetting regulatory asset was established. As of December 31, 1995, PSE&G had recorded a deferred tax liability and an offsetting regulatory asset of $769 million representing the future revenue expected to be recovered through rates based upon established regulatory practices which permit recovery of current taxes payable. This amount was determined using the 1995 Federal income tax rate of 35%.

SFAS 109

  The following is an analysis of accumulated deferred income taxes:

            ACCUMULATED DEFERRED INCOME TAXES                 1995        1994
            ---------------------------------              ----------- -----------
                                                           (THOUSANDS OF DOLLARS)
Assets:
Current (net)............................................. $    27,571 $    25,311
 Non-Current:
  Unrecovered Investment Tax Credits......................     129,713     136,402
  Nuclear Decommissioning.................................      25,241      25,082
  Hope Creek Cost Disallowance............................         --       10,127
  Construction Period Interest and Taxes..................      17,199      15,913
  Vacation Pay............................................       6,681       6,822
  AMT Credit..............................................     202,655     255,828
  Real Estate Impairment..................................       5,213      20,932
  Other...................................................       4,107       6,863
                                                           ----------- -----------
    Total Non-Current..................................... $   390,809 $   477,969
                                                           ----------- -----------
    Total Assets.......................................... $   418,380 $   503,280
                                                           =========== ===========
Liabilities:
 Non-Current:
  Plant Related Items..................................... $ 2,370,830 $ 2,268,688
  Leasing Activities......................................     616,914     580,415
  Property Abandonments...................................      21,469      26,971
  Oil and Gas Property Write-Down.........................      13,061      14,925
  Deferred Electric Energy & Gas Costs....................      56,283      59,884
  Unamortized Debt Expense................................      36,945      37,599
  Taxes Recoverable Through Future Rates (net)............     262,625     270,684
  Other...................................................     107,302     124,193
                                                           ----------- -----------
    Total Non-Current..................................... $ 3,485,429 $ 3,383,359
                                                           ----------- -----------
    Total Liabilities..................................... $ 3,485,429 $ 3,383,359
                                                           =========== ===========
Summary--Accumulated Deferred Income Taxes
 Net Current Assets....................................... $    27,571 $    25,311
 Net Deferred Liability................................... $ 3,094,620 $ 2,905,390
                                                           ----------- -----------
    Total................................................. $ 3,067,049 $ 2,880,079
                                                           =========== ===========

NOTE 11. LEASING ACTIVITIES

AS LESSEE

  The Consolidated Balance Sheets include assets and related obligations applicable to capital leases under which PSE&G is a lessee. The total amortization of the leased assets and interest on the lease obligations equals the net minimum lease payments included in rent expense for capital leases.

  Capital leases of PSE&G relate primarily to its corporate headquarters and other capital equipment. Certain of the leases contain renewal and purchase options and also contain escalation clauses.

  Enterprise and its other subsidiaries are not lessees in any capitalized leases.

  Utility plant includes the following amounts for capital leases at December
31:

                                                           1995        1994
                                                        ----------- -----------
                                                        (THOUSANDS OF DOLLARS)
   Common Plant........................................ $    58,610 $    58,610
   Less: Accumulated Amortization......................       5,499       4,840
                                                        ----------- -----------
   Net Assets under Capital Leases..................... $    53,111 $    53,770
                                                        =========== ===========

  Future minimum lease payments for noncancelable capital and operating leases at December 31, 1995 were:

                                                        CAPITAL     OPERATING
                                                         LEASES       LEASES
                                                       ----------- ------------
                                                       (THOUSANDS OF DOLLARS)
   1996..............................................       13,174       14,616
   1997..............................................       13,175       12,580
   1998..............................................       13,176        8,638
   1999..............................................       13,177        6,517
   2000..............................................       12,834        4,449
   Later Years.......................................      189,229       12,998
                                                       -----------  -----------
   Minimum Lease Payments............................      254,765  $    59,798
                                                                    ===========
   Less: Amount representing estimated executory
    costs, together with any profit thereon, included
    in minimum lease payments........................      126,029
                                                       -----------
   Net minimum lease payments........................      128,736
   Less: Amount representing interest................       75,625
                                                       -----------
   Present value of net minimum lease payments(A)....  $    53,111
                                                       ===========

(A) Reflected in the Consolidated Balance Sheets for 1995 and 1994 were Capital Lease Obligations of $53.111 million and $53.770 million which includes Capital Lease Obligations due within one year of $739 thousand and $659 thousand, respectively.

  The following schedule shows the composition of rent expense included in Operating Expenses:

                                              FOR THE YEARS ENDED DECEMBER 31,
                                              --------------------------------
                                                 1995       1994       1993
                                              ---------- ---------- ----------
                                                   (THOUSANDS OF DOLLARS)
Interest on Capital Lease Obligations........ $    6,084 $    6,156 $    6,074
Amortization of Utility Plant under Capital
 Leases......................................        659        588        513
                                              ---------- ---------- ----------
Net minimum lease payments relating to Capi-
 tal
 Leases......................................      6,743      6,744      6,587
Other Lease payments.........................     27,219     28,447     22,132
                                              ---------- ---------- ----------
  Total Rent Expense......................... $   33,962 $   35,191 $   28,719
                                              ========== ========== ==========

AS LESSOR

  PSRC's net investments in leveraged and direct financing leases are composed of the following elements:

                              DECEMBER 31, 1995           DECEMBER 31, 1994
                          --------------------------  --------------------------
                                          (MILLIONS OF DOLLARS)
                                     DIRECT                      DIRECT
                          LEVERAGED FINANCING         LEVERAGED FINANCING
                           LEASES    LEASES   TOTAL    LEASES    LEASES   TOTAL
                          --------- --------- ------  --------- --------- ------
Lease rents receivable..   $1,031      $39    $1,070    $ 990      $92    $1,082
Estimated residual val-
 ue.....................      635        8       643      622       13       635
                           ------      ---    ------    -----      ---    ------
                            1,666       47     1,713    1,612      105     1,717
Unearned and deferred
 income.................     (821)     (12)     (833)    (823)     (29)     (852)
                           ------      ---    ------    -----      ---    ------
  Total investments.....      845       35       880      789       76       865
Deferred taxes..........     (405)     (11)     (416)    (333)     (20)     (353)
                           ------      ---    ------    -----      ---    ------
  Net investments.......   $  440      $24    $  464    $ 456      $56    $  512
                           ======      ===    ======    =====      ===    ======

  PSRC's other capital leases are with various regional, state and city authorities for transportation equipment and aggregated $6 million as of December 31, 1995 and 1994.

  During 1995, PSRC converted two Airbus A-300 aircraft under direct-finance leases to operating leases. As of December 31, 1995, such aircraft had a net asset value of $11 million. On January 31, 1996, the aircraft were sold for an amount approximating their net asset value.

NOTE 12. COMMITMENTS AND CONTINGENT LIABILITIES

NUCLEAR PERFORMANCE STANDARD

  The BPU has established its NPS for nuclear generating stations owned by New Jersey electric utilities, including the five nuclear units in which PSE&G has an ownership interest: Salem Units 1 and 2--42.59%; Hope Creek--95%; and Peach Bottom Units 2 and 3--42.49%. PSE&G operates Salem and Hope Creek, while Peach Bottom is operated by PECO Energy, Inc. (PECO).

  The penalty/reward under the NPS is a percentage of replacement power costs. (See table below.)

   CAPACITY FACTOR RANGE                                          REWARD PENALTY
   ---------------------                                          ------ -------
   Equal to or greater than 75%..................................    30%   --
   Equal to or greater than 65% and less than 75%................  None   None
   Equal to or greater than 55% and less than 65%................   --      30%
   Equal to or greater than 45% and less than 55%................   --      40%
   Equal to or greater than 40% and less than 45%................   --      50%
   Below 40%..................................................... BPU Intervenes

  Under the NPS, the capacity factor is calculated annually using maximum dependable capability of the five nuclear units in which PSE&G owns an interest. This method takes into account actual operating conditions of the units.

  While the NPS does not specifically have a gross negligence provision, the BPU has indicated that it would consider allegations of gross negligence brought upon a sufficient factual basis. A finding of gross negligence could result in penalties other than those prescribed under the NPS. During 1995, the five nuclear units in which PSE&G has an ownership interest aggregated a 62% combined capacity factor which resulted in a penalty for

1995 of approximately $3.5 million. On January 16, 1996, PSE&G filed its Alternative Rate Plan with the BPU which proposes the elimination of the NPS. See Note 2.

  Based upon current projections and assumptions regarding PSE&G's five nuclear units during 1996, including the return of Hope Creek to service in early March, the return of Salem 2 in the third quarter and the continued outage of Salem 1 for the remainder of the year, the 1996 aggregate capacity factor would be approximately 57%, which would result in a penalty ranging from $11 to $12 million. Both of the Salem units are currently out of service and their return dates are subject to completion of testing, analysis, repair activity and NRC concurrence that they are prepared to restart. Restart of Salem 1, which had originally been scheduled for the second quarter of 1996, will be delayed for a substantial period as a result of the ongoing steam generator inspection and analysis. Salem 2, which is also undergoing steam generator inspection and analysis is still scheduled to return to service in the third quarter of 1996. The inability to successfully return these units to continuous, safe operation could have a material effect on the financial position, results of operation and net cash flows of Enterprise and PSE&G.

  Certain of the owners of Salem have indicated that they may seek to hold PSE&G responsible for their share of costs of the current outage. PSE&G cannot predict what actions, if any, may be taken.

NUCLEAR INSURANCE COVERAGES AND ASSESSMENTS

  PSE&G's insurance coverages and maximum retrospective assessments for its nuclear operations are as follows:

                                                                     PSE&G MAXIMUM
                                                          TOTAL       ASSESSMENTS
                                                          SITE       FOR A SINGLE
TYPE AND SOURCE OF COVERAGES                            COVERAGES      INCIDENT
----------------------------                            ---------    -------------
                                                         (MILLIONS OF DOLLARS)
Public Liability:
  American Nuclear Insurers............................ $  200.0        $  --
  Indemnity(A).........................................  8,720.3         210.2
                                                        --------        ------
                                                        $8,920.3(B)     $210.2
                                                        --------        ------
Nuclear Worker Liability:
  American Nuclear Insurers(C)......................... $  200.0        $  8.1
                                                        --------        ------
Property Damage:
  Nuclear Mutual Limited............................... $  500.0        $  9.2
  Nuclear Electric Insurance Ltd. (NEIL II)............  1,400.0           8.3(D)
  Nuclear Electric Insurance Ltd. (NEIL III)...........    850.0           9.2
                                                        --------        ------
                                                        $2,750.0        $ 26.7
                                                        --------        ------
Replacement Power:
  Nuclear Electric Insurance Ltd (NEIL I).............. $    3.5(E)     $ 11.4

(A) Retrospective premium program under the Price-Anderson liability provisions of the Atomic Energy Act of 1954, as amended (Price-Anderson). Subject to retrospective assessment with respect to loss from an incident at any licensed nuclear reactor in the United States. Assessment adjusted for inflation effective August 20, 1993.

(B) Limit of liability for each nuclear incident under Price-Anderson.

(C) Industry aggregate limit representing the potential liability from workers claiming exposure to the hazard of nuclear radiation. This policy includes automatic reinstatements up to an aggregate of $200 million, thereby providing total coverage of $400 million. This policy does not increase PSE&G's obligation under Price- Anderson.

(D) In the event of a second industry loss triggering NEIL II--coverage, the maximum retrospective premium assessment can increase to $18.5 million.

(E) Represents limit of coverage available to co-owners of Salem and Hope Creek, for each plant. Each co-owner purchases its own policy. PSE&G is currently covered for its percent ownership interest of this limit for each plant.

  Price-Anderson sets the "limit of liability" for claims that could arise from an incident involving any licensed nuclear facility in the nation. The "limit of liability" is based on the number of licensed nuclear reactors and is adjusted at least every five years based on the Consumer Price Index. The current "limit of liability" is $8.9 billion. All utilities owning a nuclear reactor, including PSE&G, have provided for this exposure through a combination of private insurance and mandatory participation in a financial protection pool as established by Price-Anderson. Under Price-Anderson, each party with an ownership interest in a nuclear reactor can be assessed its share of $79.3 million per reactor per incident, payable at $10 million per reactor per incident per year. If the damages exceed the "limit of liability", the President is to submit to Congress a plan for providing additional compensation to the injured parties. Congress could impose further revenue raising measures on the nuclear industry to pay claims. PSE&G's maximum aggregate assessment per incident is $210.2 million (based on PSE&G's ownership interests in Hope Creek, Peach Bottom and Salem) and its maximum aggregate annual assessment per incident is $26.5 million.

  Further, a recent decision by the U.S. Court of Appeals for the Third Circuit, not involving PSE&G, held that the Price Anderson Act did not preclude awards based on state law claims for punitive damage.

  PSE&G is a member of two industry mutual insurance companies; Nuclear Mutual Limited (NML), and Nuclear Electric Insurance Limited (NEIL). NML provides the primary property insurance at Salem and Hope Creek. NEIL provides excess property insurance through its NEIL II and NEIL III policies and replacement power coverage through its NEIL I policy. Both companies may make retrospective premium assessments in case of adverse loss experience. PSE&G's maximum potential liabilities under these assessments are included in the table and notes above. Certain of the policies also provide that the insurer may suspend coverage with respect to all nuclear units on a site without notice if the NRC suspends or revokes the operating license for any unit on a site, issues a shutdown order with respect to such unit or issues a confirmatory order keeping such unit down. All coverages at Salem and Hope Creek remain fully in effect.

CONSTRUCTION AND FUEL SUPPLIES

  PSE&G has substantial commitments as part of its ongoing construction program which include capital requirements for nuclear fuel. PSE&G's construction program is continuously reviewed and periodically revised as a result of changes in economic conditions, revised load forecasts, changes in the scheduled retirement dates of existing facilities, changes in business strategies, site changes, cost escalations under construction contracts, requirements of regulatory authorities and laws, the timing of and amount of electric and gas rate changes and the ability of PSE&G to raise necessary capital. Pursuant to an electric integrated resource plan (IRP), PSE&G periodically reevaluates its forecasts of future customers, load and peak growth, sources of electric generating capacity and demand side management
(DSM) to meet such projected growth, including the need to construct new electric generating capacity. The IRP takes into account assumptions concerning future demands of customers, effectiveness of conservation and load management activities, the long-term condition of PSE&G's plants, capacity available from electric utilities and other suppliers and the amounts of co-generation and other non-utility capacity projected to be available.

  Based on PSE&G's construction program, construction expenditures are expected to aggregate approximately $2.8 billion, which includes $428 million for nuclear fuel and $84 million of Allowance for Funds used During Construction (AFDC) during the years 1996 through 2000. The estimate of construction requirements is based on expected project completion dates and includes anticipated escalation due to inflation of approximately
3%, annually. Therefore, construction delays or higher inflation levels could cause significant increases in these amounts. PSE&G expects to generate internally the funds necessary to satisfy its construction expenditures over the next five years, assuming adequate and timely recovery of costs, as to which no assurances can be given. In addition, PSE&G does not presently anticipate any difficulties in obtaining sufficient sources of fuel for electric generation or adequate gas supplies during the years 1996 through 2000.

HAZARDOUS WASTE

  Certain Federal and State laws authorize the United States Environmental Protection Agency (EPA) and the New Jersey Department of Environmental Protection (NJDEP), among other agencies, to issue orders and bring enforcement actions to compel responsible parties to take investigative and remedial actions at any site that is determined to present an imminent and substantial danger to the public or the environment because of an actual or threatened release of one or more hazardous substances. Because of the nature of PSE&G's business, including the production of electricity, the distribution of gas and, formerly, the manufacture of gas, various by-products and substances are or were produced or handled which contain constituents classified as hazardous. PSE&G generally provides for the disposal or processing of such substances through licensed independent contractors. However, these statutory provisions impose joint and several responsibility without regard to fault on all responsible parties, including the generators of the hazardous substances, for certain investigative and remediation costs at sites where these substances were disposed of or processed. PSE&G has been notified with respect to a number of such sites and the remediation of these potentially hazardous sites is receiving greater attention from the government agencies involved. Generally, actions directed at funding such site investigations and remediation include all suspected or known responsible parties. PSE&G does not expect its expenditures for any such site to have a material effect on its financial position, results of operations or net cash flows.

PSE&G MANUFACTURED GAS PLANT REMEDIATION PROGRAM

  In 1988, NJDEP notified PSE&G that it had identified the need for PSE&G, pursuant to a formal arrangement, to systematically investigate and, if necessary, resolve environmental concerns extant at PSE&G's former manufactured gas plant sites. To date, NJDEP and PSE&G have identified 38 former gas plant sites. PSE&G is currently working with NJDEP under a program to assess, investigate and, if necessary, remediate environmental concerns at these sites (Remediation Program). The Remediation Program is periodically reviewed and revised by PSE&G based on regulatory requirements, experience with the Remediation Program and available technologies. The cost of the Remediation Program cannot be reasonably estimated, but experience to date indicates that costs of at least $20 million per year could be incurred over a period of more than 30 years and that the overall cost could be material to PSE&G's financial position, results of operations or net cash flows.

  Costs incurred through December 31, 1995 for the Remediation Program amounted to $64.6 million, net of certain insurance proceeds. In addition, at December 31, 1995, PSE&G's estimated liability for remediation costs through 1998 aggregated $96.3 million.

  In accordance with a Stipulation approved by the BPU in 1992, PSE&G is recovering through its LEAC over a six-year period $32 million of its actual remediation costs to reflect costs incurred through September 30, 1992. As of December 31, 1995, PSE&G has recovered $27.8 million of the $32 million of such costs. PSE&G is expected to recover the balance of $4.2 million in its currently filed LGAC period ending in 1996.

NOTE 13. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  On January 1, 1993, Enterprise and PSE&G adopted SFAS 106 which requires that the expected cost of employees' postretirement health care and insurance benefits be charged to expense during the years in which employees render service. PSE&G elected to amortize, over 20 years, its unfunded obligation of $609.3 million at January 1, 1993. The following table discloses the significant components of the net periodic postretirement benefit obligation:

                                                               DECEMBER 31,
                                                           ----------------------
      NET PERIODIC POSTRETIREMENT BENEFIT OBLIGATION        1995    1994    1993
      ----------------------------------------------       ------  ------  ------
                                                                (MILLIONS)
Service cost.............................................. $  8.5  $ 11.1  $ 11.7
Interest on accumulated postretirement obligation.........   48.2    45.4    44.4
Amortization of transition obligation.....................   30.5    30.5    30.5
Amortization of Net (Gain)/Loss (a).......................   (3.8)    --      --
Deferral of current expense...............................  (50.7)  (57.8)  (58.6)
                                                           ------  ------  ------
   Annual net expense..................................... $ 32.7  $ 29.2  $ 28.0
                                                           ======  ======  ======

(a) Reflects change in Plan Assumptions.

  The discount rate used in determining the PSE&G net periodic postretirement benefit cost was 8.50% and 7.25% for 1995 and 1994, respectively.

  A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the aggregate of the service and interest cost components of net periodic postretirement health care cost by approximately $2.6 million, or 5.6%, and increase the accumulated postretirement benefit obligation as of December 31, 1995 by $34.8 million, or 5.9%.

  The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation in 1995 were: medical costs for pre-age sixty-five retirees--13.0%, medical costs for post-age sixty-five retirees-- 9.0% and dental costs--7.0%; such rates are assumed to gradually decline to 5.0%, 5.0% and 5.0%, respectively, in 2011. The medical costs above include a provision for prescription drugs.

  In its 1992 base rate case, PSE&G requested full recovery of the costs associated with postretirement benefits other than pensions (OPEB) on an accrual basis, in accordance with SFAS 106. The BPU's December 31, 1992 base rate order provided that (1) PSE&G's pay-as-you-go basis OPEB costs will continue to be included in cost of service and will be recoverable in base rates on a pay-as-you-go basis; (2) prudently incurred OPEB costs, that are accounted for on an accrual basis in accordance with SFAS 106, will be recoverable in future rates; (3) PSE&G should account for the differences between its OPEB costs on an accrual basis and the pay-as-you-go basis being recovered in rates as a regulatory asset; and (4) the issue of cash versus accrual accounting will be revisited and in the event that FASB or the SEC requires the use of accrual accounting for OPEB costs for rate-making purposes, the regulatory asset will be recoverable, through rates, over an appropriate amortization period.

  Accordingly, PSE&G is accounting for the differences between its SFAS 106 accrual cost and the cash cost currently recovered through rates as a regulatory asset. OPEB costs charged to expenses during 1995 were $32.6 million and accrued OPEB costs deferred were $50.7 million. The amount of the unfunded liability, at December 31, 1995, as shown below, is $717.9 million and funding options are currently being explored. The primary effect of adopting SFAS 106 on Enterprise's and PSE&G's financial reporting is on the presentation of their financial positions with minimal effect on their results of operations.

  During January 1993 and subsequent to the receipt of the Order, the FASB's Emerging Issues Task Force (EITF) concluded that deferral of such costs is acceptable, provided regulators allow SFAS 106 costs in rates within approximately five years of the adoption of SFAS 106 for financial reporting purposes, with any cost deferrals recovered in approximately twenty years. In accordance with the Alternative Rate Plan filed, PSE&G expects full SFAS 106 recovery in accordance with the EITF's view of such standard and believes that it is probable that any deferred costs will be recovered from utility customers within such twenty-year time period. As of December 31, 1995, PSE&G has deferred $167.2 million of such costs. However, if recovery of SFAS 106 costs is not approved by the BPU, the impact on the financial position and results of operations would be material.

  In accordance with SFAS 106 disclosure requirements, a reconciliation of the funded status of the plan is as follows:

                                                               DECEMBER 31,
                                                              ----------------
                                                               1995     1994
                                                              -------  -------
                                                                (MILLIONS)
Accumulated postretirement benefit obligation:
  Retirees................................................... $(444.6) $(379.2)
  Fully eligible active plan participants....................   (52.9)   (45.7)
  Other active plan participants.............................  (220.4)  (161.0)
                                                              -------  -------
    Total....................................................  (717.9)  (585.9)
Plan assets at fair value....................................     --       --
                                                              -------  -------
Accumulated postretirement benefit obligation in excess of
 plan assets.................................................  (717.9)  (585.9)
Unrecognized net (gain)/loss from past experience different
 from that assumed and from changes in assumptions...........    32.8    (78.8)
Unrecognized prior service cost..............................     --       --
Unrecognized transition obligation...........................   517.9    548.3
                                                              -------  -------
Accrued postretirement obligation............................ $(167.2) $(116.4)
                                                              =======  =======

  The discount rate used in determining the accumulated postretirement benefit obligation as of December 31, 1995 was 7.25% and 8.50% for 1995 and 1994, respectively.

NOTE 14. PENSION PLAN

  The discount rates, expected long-term rates of return on assets and average compensation growth rates used in determining the Pension Plan's funded status and net pension cost as of December 31, 1995 and 1994 were as follows:

                                                                   1995   1994
                                                                   -----  -----
Funded Status:
  Discount Rate used to Determine Benefit Obligations............. 7 1/4% 8 1/2%
  Average Compensation Growth to Determine Benefit Obligations....   4.5%   4.5%
Net Pension Cost:
  Discount Rate...................................................   8.5% 7 1/4%
  Expected Long-Term Return on Assets.............................   8.5%     8%
  Average Compensation Growth.....................................   4.5%   5.5%

  The following table shows the Pension Plan's funded status:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1995         1994
                                                       -----------  -----------
                                                       (THOUSANDS OF DOLLARS)
Actuarial present value of benefit obligations:
  Accumulated benefit obligations, including vested
   benefits of $1,403,313 in 1995 and $1,151,677 in
   1994..............................................  $(1,509,841) $(1,235,930)
  Effect of projected future compensation............     (321,545)    (261,846)
                                                       -----------  -----------
Projected benefit obligations........................   (1,831,386)  (1,497,776)
Plan assets at fair value, primarily listed equity
 and debt securities.................................    1,533,446    1,270,116
                                                       -----------  -----------
Projected benefit obligations in excess of plan
 assets..............................................     (297,940)    (227,660)
Unrecognized net gain (loss) from past experience and
 effects of changes in assumptions...................      120,859       32,815
Prior service cost not yet recognized in net pension
 cost................................................      110,213      119,783
Unrecognized net obligations being recognized over
 16.7 years..........................................       61,287       69,387
                                                       -----------  -----------
Accrued pension expense..............................  $    (5,581) $    (5,675)
                                                       ===========  ===========

  The net pension cost for the years ending December 31, 1995, 1994 and 1993, include the following components:

                                                 1995       1994      1993
                                               ---------  --------  ---------
                                                  (THOUSANDS OF DOLLARS)
Service cost--benefits earned during year..... $  37,033  $ 42,904  $  42,948
Interest cost on projected benefit
 obligations..................................   124,147   108,394    103,118
Return on assets..............................  (312,190)    5,022   (166,916)
Net amortization and deferral.................   222,916   (90,752)    90,958
                                               ---------  --------  ---------
  Total....................................... $  71,906  $ 65,568  $  70,108
                                               =========  ========  =========

  See Note 1--Organization and Summary of Significant Accounting Policies.

NOTE 15. FINANCIAL INFORMATION BY BUSINESS SEGMENTS

  Information related to the segments of Enterprise's business is detailed below:

                                                            NONUTILITY
                           ELECTRIC      GAS       EDC     ACTIVITIES(A)    TOTAL
                          ----------- ---------- --------  ------------- -----------
                                     (THOUSANDS OF DOLLARS)
FOR THE YEAR ENDED DE-
 CEMBER 31, 1995
Operating Revenues......  $ 4,020,842 $1,686,403 $248,002   $  208,906   $ 6,164,153
Eliminations
 (Intersegment
 Revenues)..............          --         --       --           --            --
                          ----------- ---------- --------   ----------   -----------
Total Operating
 Revenues...............    4,020,842  1,686,403  248,002      208,906     6,164,153
                          ----------- ---------- --------   ----------   -----------
Depreciation and
 Amortization...........      503,022     88,092   77,265        5,852       674,231
Operating Income Before
 Income Taxes...........    1,140,279    178,718   58,654      142,172     1,519,823
Capital Expenditures....      545,997    140,153  132,098        8,364       826,612
December 31, 1995
Net Utility Plant.......    9,651,695  1,535,736      --           --     11,187,431
Oil and Gas Property,
 Plant & Equipment......          --         --   608,015          --        608,015
Other Corporate Assets..    2,778,691    589,455  147,822    1,858,654     5,374,622
                          ----------- ---------- --------   ----------   -----------
Total Assets............  $12,430,386 $2,125,191 $755,837   $1,858,654   $17,170,068
                          =========== ========== ========   ==========   ===========
FOR THE YEAR ENDED DE-
 CEMBER 31, 1994
Operating Revenues......  $ 3,739,713 $1,778,528 $229,880   $  187,067   $ 5,935,188
Eliminations
 (Intersegment
 Revenues)..............          --         --   (11,179)      (1,566)      (12,745)
                          ----------- ---------- --------   ----------   -----------
Total Operating
 Revenues...............    3,739,713  1,778,528  218,701      185,501     5,922,443
                          ----------- ---------- --------   ----------   -----------
Depreciation and
 Amortization...........      471,910     79,462   78,567        4,089       634,028
Operating Income Before
 Income Taxes...........    1,083,155    226,196   39,210      133,590     1,482,151
Capital Expenditures....      734,100    153,183  160,296        8,445     1,056,024
December 31, 1994
Net Utility Plant.......    9,642,177  1,456,068      --           --     11,098,245
Oil and Gas Property,
 Plant & Equipment......          --         --   577,913          --        577,913
Other Corporate Assets..    2,589,348    576,806  150,973    1,724,155     5,041,282
                          ----------- ---------- --------   ----------   -----------
Total Assets............  $12,231,525 $2,032,874 $728,886   $1,724,155   $16,717,440
                          =========== ========== ========   ==========   ===========
FOR THE YEAR ENDED DE-
 CEMBER 31, 1993
Operating Revenues......  $ 3,696,114 $1,594,341 $278,470   $  161,650   $ 5,730,575
Eliminations
 (Intersegment
 Revenues)..............          --         --   (20,158)      (1,827)      (21,985)
                          ----------- ---------- --------   ----------   -----------
Total Operating
 Revenues...............    3,696,114  1,594,341  258,312      159,823     5,708,590
                          ----------- ---------- --------   ----------   -----------
Depreciation and
 Amortization...........      441,164     69,375   86,136        4,922       601,597
Operating Income Before
 Income Taxes...........    1,117,739    173,916   92,162       43,310     1,427,127
Capital Expenditures....      738,362    152,012   91,988        2,026       984,388
December 31, 1993
Net Utility Plant.......    9,451,581  1,352,799      --           --     10,804,380
Oil and Gas Property,
 Plant & Equipment......          --         --   506,047          --        506,047
Other Corporate Assets..    2,313,394    866,524  173,390    1,665,921     5,019,229
                          ----------- ---------- --------   ----------   -----------
Total Assets............  $11,764,975 $2,219,323 $679,437   $1,665,921   $16,329,656
                          =========== ========== ========   ==========   ===========

(A) The Nonutility Activities include amounts applicable to Enterprise, the parent corporation.

  Information related to Property, Plant and Equipment of PSE&G is detailed below:

                                                        DECEMBER 31,
                                             -----------------------------------
                                                1995        1994        1993
                                             ----------- ----------- -----------
                                                   (THOUSANDS OF DOLLARS)
Utility Plant--Original Cost
 Electric Plant in Service
  Steam Production.......................... $ 1,791,010 $ 1,810,674 $ 1,763,253
  Nuclear Production........................   5,992,341   5,931,049   5,873,274
  Transmission..............................   1,127,031   1,078,928   1,034,150
  Distribution..............................   3,044,830   2,877,862   2,724,202
  Other.....................................   1,139,891     647,406     526,015
                                             ----------- ----------- -----------
    Total Electric Plant in Service.........  13,095,103  12,345,919  11,920,894
                                             =========== =========== ===========
 Gas Plant in Service
  Transmission..............................      65,109      62,213      63,395
  Distribution..............................   2,250,705   2,131,816   1,993,044
  Other.....................................     126,758     124,204     121,402
                                             ----------- ----------- -----------
    Total Gas Plant in Service..............   2,442,572   2,318,233   2,177,841
                                             ----------- ----------- -----------
 Common Plant in Service
  Capital Leases............................      58,610      58,610      56,812
  General...................................     458,494     486,521     463,473
                                             ----------- ----------- -----------
    Total Common Plant in Service...........     517,104     545,131     520,285
                                             ----------- ----------- -----------
      Total................................. $16,054,779 $15,209,283 $14,619,020
                                             =========== =========== ===========

NOTE 16. PROPERTY IMPAIRMENT OF ENTERPRISE GROUP DEVELOPMENT CORPORATION

  As a result of a management review of each property's current value and the potential for increasing such value through operating and other improvements, EGDC recorded an impairment in 1993 related to certain of its properties, including properties upon which EDHI's management revised its intent from a long-term investment strategy to a hold for sale status, reflecting such properties on its books at their net realizable value. This impairment reduced the estimated value of EGDC's properties by $77.6 million and 1993 net income by $50.5 million, after tax, or 21 cents per share of Enterprise Common Stock.

NOTE 17. JOINTLY OWNED FACILITIES--UTILITY PLANT

  PSE&G has ownership interests in and is responsible for providing its share of the necessary financing for the following jointly owned facilities. All amounts reflect the share of PSE&G's jointly owned projects and the corresponding direct expenses are included in Consolidated Statements of Income as operating expenses. (See Note 1--Organization and Summary of Significant Accounting Policies.)

                           OWNERSHIP PLANT IN  ACCUMULATED  PLANT UNDER
PLANT--DECEMBER 31, 1995   INTEREST   SERVICE  DEPRECIATION CONSTRUCTION
------------------------   --------- --------- ------------ ------------
                                             (THOUSANDS OF DOLLARS)
Coal Generating
  Conemaugh...............    22.50% $ 198,724  $  38,339      $2,401
  Keystone................    22.84    119,690     32,800       1,629
Nuclear Generating
  Peach Bottom............    42.49    755,504    312,856      21,139
  Salem...................    42.59  1,055,114    396,795      57,041
  Hope Creek..............    95.00  4,122,715  1,063,403      13,592
  Nuclear Support Facili-
   ties...................  Various    179,065     33,754       2,990
Pumped Storage Generating
  Yards Creek.............    50.00     27,246      9,293       2,350
Transmission Facilities...  Various    121,100     36,266          89
Merrill Creek Reservoir...    13.91     37,231     12,111         --
Linden Gas Plant..........    90.00     15,855     19,388         --

NOTE 18. SELECTED QUARTERLY DATA (UNAUDITED)

  The information shown below, in the opinion of Enterprise, includes all adjustments, consisting only of normal recurring accruals, necessary to a fair presentation of such amounts. Due to the seasonal nature of the utility business, quarterly amounts vary significantly during the year.

                                MARCH 31,             JUNE 30,            SEPTEMBER 30,         DECEMBER 31,
                          --------------------- --------------------- --------------------- ---------------------
 CALENDAR QUARTER ENDED      1995       1994       1995       1994       1995       1994       1995       1994
 ----------------------   ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                       (THOUSANDS WHERE APPLICABLE)
Operating Revenues......  $1,676,269 $1,795,457 $1,328,784 $1,279,588 $1,492,130 $1,376,199 $1,666,970 $1,471,199
Operating Income........  $  334,336 $  348,948 $  233,239 $  252,725 $  311,528 $  311,920 $  278,607 $  250,500
Net Income..............  $  212,592 $  230,127 $  110,667 $  129,885 $  186,782 $  187,178 $  152,282 $  131,843
Earnings Per Share of
 Common Stock...........  $     0.87 $     0.94 $     0.45 $     0.53 $     0.76 $     0.76 $     0.62 $     0.54
Average Shares of Common
 Stock Outstanding......     244,698    243,777    244,698    244,698    244,698    244,698    244,698    244,698

                              [MAP APPEARS HERE]

  Map describing portion of City of Newark, New Jersey including location of Enterprise's Headquarters, free parking for Enterprise's stockholders, and 1996 location of Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated at Symphony Hall, 1020 Broad Street, Newark, New Jersey on April 16, 1996. Top of map contains the corporate logo and Newark, New Jersey 07101-1171.


  Directions for reaching Newark, New Jersey, by bus or train may be obtained by calling New Jersey Transit at 1-800-772-2222 from area codes 201 and 908 in New Jersey, 1-800-582-5946 from area code 609 in New Jersey and 1-201-762-5100 from outside of the State.

  Arrangements have been made to provide free parking at designated locations within close proximity to Newark Symphony Hall as shown on the map above. Please bring your parking ticket with you to the meeting so that it can be validated by Enterprise. Reasonable parking expenses incurred at locations other than those designated will be reimbursed. In addition, shuttle bus service before and after the meeting will be provided between the East Park Street entrance at Enterprise's headquarters and Newark Symphony Hall.

PROXY FORM
PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
PROXY FORM
80 PARK PLAZA, P.O. BOX 1171
NEWARK, N.J. 07101-1171


                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 16, 1996


                       THIS PROXY IS SOLICITED ON BEHALF OF
                      THE BOARD OF DIRECTORS OF ENTERPRISE

    The undersigned hereby appoints E. JAMES FERLAND, RAYMOND V. GILMARTIN AND JOSH S. WESTON, and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion (subject to any directions indicated on the reverse side of this proxy) at the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated (Enterprise) to be held on April 16, 1996 and at all adjournments thereof, upon all matters which may come before the meeting or any adjournment, including the proposals set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. Said proxies are instructed to vote as set forth on the reverse side hereof with respect to said proposals.

    The Board of Directors of Enterprise recommends a vote FOR ITEMS (1) AND (2) ON THE REVERSE SIDE, AND SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED ON THE REVERSE, IN WHICH CASE THEY WILL BE VOTED AS MARKED. Information pertaining to each proposal is included in the Proxy Statement under proposals corresponding to the item numbers set forth on the reverse side.

    Please mark your proxy on the reverse side, sign it and date it, and return it promptly in the envelope provided.

                     (Continued from other side)

ACCOUNT NUMBER
PLEASE MARK ALL
/X/ CHOICES LIKE THIS

-------------------------------------------------------------
The Board of Directors Recommends a vote FOR the proposals regarding:

(1) ELECTION OF DIRECTORS:

Nominees for Class III term expiring 1999 are:

T. J. D. Dunphy, R. V. Gilmartin, J. S. Weston

Nominee for Class I term expiring 1997 is:

F. J. Remick


             FOR         / /                WITHHOLD         / /
    all nominees listed above               authority to vote for all
    (except as marked to the                nominees listed above
    contrary to the right)

                                   -------------------------------------
                                   (INSTRUCTIONS: To withhold authority
                                   to vote for any individual
                                   nominee, write that nominee's name
                                   on the line provided above.) / /

(2)  Appointment of Deloitte &           FOR  AGAINST  ABSTAIN
     Touche LLP as Independent           / /    / /      / /
     Auditors for the year 1996.

If you wish to include any comments,
please mark this box and write your     Stop annual report mailings to this
comments on the reverse side of this    account since duplicate copies now
account form. / /                       come to this address.  / /




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Please date and sign exactly as your name appears hereon. When signing as an attorney, executor, administrator, trustee, guardian, etc., give your full title as such. If stock is held jointly, each joint owner should sign.

SIGNATURE____________  DATE___________
SIGNATURE____________  DATE___________

                                                            February 28, 1996

[NAME AND ADDRESS]

You are cordially invited to join us at the 1996 Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated. This year's meeting will be held at Newark Symphony Hall, 1020 Broad Street, Newark, New Jersey, on April 16, 1996, starting at 2:00 P.M. I hope you will be able to attend. At the meeting, we will elect directors to fill terms that expire and will vote on the approval of Deloitte & Touche LLP as independent auditors.

You will note that the format of our Proxy Statement and our Annual Report to Stockholders has changed. This year, we have included the detailed 1995 Enterprise financial statements, as well as Management's Discussion and Analysis of Financial Condition and Results of Operation in the Proxy Statement, rather than in the Annual Report, which now contains condensed financial statements. While we have continued to provide the same information as supplied in past years, we have done so in a way that is more economical and that we believe you will find more useful.

    It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form below, and date, sign and return your proxy form in the enclosed, postpaid return envelope as promptly as possible. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendations of your directors. As in past years, we will discuss the business of Enterprise and its subsidiaries during the meeting. I welcome your comments and suggestions, and we will provide time during the meeting for questions from stockholders. I am looking forward to seeing many of you at the meeting.

                                                            Sincerely,

                                                            E. James Ferland